UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Gannett Co., Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Craig A. Dubow

Chairman

Chief Executive Officer

March 18, 2010

Dear Shareholder:

On behalf of your Board of Directors and management, we cordially invite you to attend the Annual Meeting of Shareholders to be held on May 4, 2010, at 10:00 a.m. at the Company’s headquarters located at 7950 Jones Branch Drive, McLean, Virginia 22107.

At this meeting, our shareholders will vote on matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement. I also will provide a report on our Company and will entertain questions of general interest to shareholders.

Your vote is important. Your shares should be represented at the Annual Meeting whether or not you plan to attend. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials that was previously mailed to you or, if you requested printed copies of the proxy materials, you can also vote by mail, by telephone or on the Internet as instructed on the proxy card that you received. You may revoke your proxy and vote in person if you decide to attend the meeting.

An admission ticket is required for attendance at the Annual Meeting. Please see page 1 of the Proxy Statement for instructions about obtaining tickets.

Thank you for your continued support.

Cordially,

Craig A. Dubow

7950 Jones Branch Drive, McLean, Virginia 22107 (703) 854-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 4, 2010

To Our Shareholders:

The 2010 Annual Meeting of Shareholders of Gannett Co., Inc. will be held at the Company’s headquarters, 7950 Jones Branch Drive, McLean, Virginia, at 10:00 a.m. on May 4, 2010 for the following purposes:

(1)	to consider and act upon a proposal to elect to the Company’s Board of Directors ten persons nominated by the Board of Directors;

(2)	to consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year;

(3)	to consider and act upon a proposal to approve the amended and restated Gannett Co., Inc. 2001 Omnibus Incentive Compensation Plan, as described in the accompanying Proxy Statement;

(4)	to consider one shareholder proposal; and

(5)	to transact such other business, if any, as may properly come before the Annual Meeting.

The Board of Directors has set the close of business on March 5, 2010 as the record date to determine the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT. YOUR SHARES SHOULD BE REPRESENTED AT THE ANNUAL MEETING WHETHER OR NOT YOU PLAN TO ATTEND. IF YOU DO NOT WISH TO VOTE IN PERSON OR IF YOU WILL NOT BE ATTENDING THE ANNUAL MEETING, YOU MAY VOTE BY PROXY. YOU CAN VOTE BY PROXY OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT WAS PREVIOUSLY MAILED TO YOU OR, IF YOU REQUESTED PRINTED COPIES OF THE PROXY MATERIALS, YOU CAN ALSO VOTE BY MAIL, BY TELEPHONE OR ON THE INTERNET AS INSTRUCTED ON THE PROXY CARD THAT YOU RECEIVED. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

An admission ticket is required for attendance at the Annual Meeting. Please see page 1 of the Proxy Statement for instructions about obtaining tickets.

By Action of the Board of Directors,

Todd A. Mayman

Senior Vice President

General Counsel and Secretary

McLean, Virginia

March 18, 2010

This Notice of Annual Meeting and Proxy Statement are first being delivered to shareholders on or about March 18, 2010.

PROXY STATEMENT

2010 ANNUAL MEETING OF SHAREHOLDERS

SECURITIES BENEFICIALLY OWNED BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS	61

INVESTMENT IN GANNETT STOCK BY DIRECTORS AND EXECUTIVE OFFICERS	63

OTHER MATTERS
Cost Of Soliciting Proxies	63
Section 16(A) Beneficial Ownership Reporting Compliance	63
Incorporation By Reference	64

PROXY STATEMENT

2010 ANNUAL MEETING OF SHAREHOLDERS

May 4, 2010

GENERAL INFORMATION

Why am I receiving this Proxy Statement?

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by our Board of Directors for the 2010 Annual Meeting of Shareholders to be held on May 4, 2010 at 10:00 a.m. at the Company’s headquarters located at 7950 Jones Branch Drive, McLean, Virginia. This Proxy Statement furnishes you with the information you need in order to vote, whether or not you attend the Annual Meeting.

On what am I being asked to vote and how does the Board recommend that I vote?

You are being asked to vote on the Proposals below, and the Board recommends that you vote as follows:

Proposal 1—FOR the election of ten nominees named by the Board of Directors;

Proposal 2—FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2010;

Proposal 3—FOR the approval of the amended and restated Gannett Co., Inc. 2001 Omnibus Incentive Compensation Plan; and

Proposal 4—AGAINST a shareholder proposal.

In addition, if you grant a proxy, your shares will be voted in the discretion of the proxy holder on any Proposal for which you do not register a vote and any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

Will there be any other items of business addressed at the Annual Meeting?

As of the date of this Proxy Statement, we are not aware of any other matter to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

What must I do if I want to attend the Annual Meeting in person?

Admission to the Annual Meeting is by ticket only. We will provide each shareholder with one admission ticket upon request. Either you or your proxy may use your ticket. If you are a shareholder of record and plan to attend the Annual Meeting, please call the Company’s shareholder services department at (703) 854-6960 to request a ticket. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend the Annual Meeting, please send a written request for a ticket, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares, confirming ownership to: Secretary, Gannett Co., Inc., 7950 Jones Branch Drive, McLean, VA 22107. Requests for admission tickets will be processed in the order in which they are received and must be received no later than April 27, 2010. To obtain directions to attend the Annual Meeting, please call the Company’s shareholder services department at (703) 854-6960.

Who may vote at the Annual Meeting?

If you owned Company stock at the close of business on March 5, 2010 (the “Record Date”), then you may attend and vote at the meeting. At the close of business on the Record Date, we had approximately 238,057,854 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote on each proposal.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum to conduct business. Shares held by an intermediary, such as a banker or a broker, that are voted by the intermediary on any or all matters will be treated as shares present for purposes of determining the presence of a quorum.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to Securities and Exchange Commission (the “SEC”) rules, we are permitted to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email or viewing them on the Internet will save us the cost of printing and mailing documents to you and will reduce the effect of our annual shareholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by your bank, broker or other intermediary. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a shareholder of record of Company shares, how do I vote?

If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you can also vote by mail, by telephone or on the Internet.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid legal proxy from the organization that holds your shares.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. Follow the instructions provided to you by your bank, broker or other intermediary.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	Sign and return a proxy card without giving specific voting instructions;

then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the New York Stock Exchange (“NYSE”) rules, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters (including uncontested director elections). If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter (including uncontested director elections), the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares and your shares will not be voted. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares.

Can I change or revoke my vote?

Yes. If you deliver a proxy by mail, by telephone or via the Internet, you have the right to revoke your proxy in writing (by mailing another proxy bearing a later date), by phone (by another call at a later time), via the Internet (by voting online at a later time), by attending the Annual Meeting and voting in person, or by notifying the Company before the Annual Meeting that you want to revoke your proxy. Submitting your vote by mail, telephone or via the Internet will not affect your right to vote in person if you decide to attend the Annual Meeting.

How many votes are required for approval of each proposal?

Proposal 1—Election of the director nominees named in Proposal 1 requires the affirmative vote of a majority of the votes cast. Votes may be cast for, or withheld from, the election of all of the director nominees, or any of them.

Proposal 2—Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2010, as specified in Proposal 2, requires the affirmative vote of a majority of the votes cast. Votes may be cast for or against Proposal 2, and a shareholder also may abstain from voting on the proposal. Abstentions, if any, will have the same effect as votes against Proposal 2.

Proposal 3—Approval of the amended and restated 2001 Omnibus Incentive Compensation Plan described in Proposal 3 requires the affirmative vote of a majority of the votes cast. Votes may be cast for or against Proposal 3, and a shareholder also may abstain from voting on the proposal. Abstentions, if any, will have the same effect as votes against Proposal 3.

Proposal 4—Approval of the shareholder proposal described in Proposal 4 requires the affirmative vote of a majority of the votes cast. Votes may be cast for or against Proposal 4, and a shareholder also may abstain from voting on the proposal. Abstentions, if any, will have the same effect as votes against Proposal 4.

How do I vote my shares in the Company’s Dividend Reinvestment and 401(k) Plans?

If you participate in the Company’s Dividend Reinvestment or 401(k) Plans, your shares of stock in those plans can be voted in the same manner as shares held of record. If you do not give instructions, your shares held in the Dividend Reinvestment Plan will not be voted. All shares in the 401(k) Plan for which no instructions are received will be voted by the trustee of the 401(k) Plan in the same proportion as instructions provided to the trustee by other 401(k) Plan participants.

How do I submit a shareholder proposal or nominate a director for election at the 2011 Annual Meeting?

To be eligible for inclusion in the proxy materials for the Company’s 2011 Annual Meeting, a shareholder proposal or nomination must be submitted in writing to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary and must be received by November 17, 2010. A shareholder who wishes to present a proposal or nomination at the Company’s 2011 Annual Meeting, but who does not request that the Company solicit proxies for the proposal or nomination, must submit the proposal to the Company at the same address no earlier than January 4, 2011 and no later than January 24, 2011.

Can shareholders and other interested parties communicate directly with our Board?

Yes. The Company invites shareholders and other interested parties to communicate directly and confidentially with the full Board of Directors, the presiding director or the non-management directors as a group by writing to the Board of Directors, the Presiding Director or the Non-Management Directors, Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. The Secretary will forward such communications to the intended recipient and will retain copies for the Company’s records.

How can I obtain a shareholder list?

A list of shareholders entitled to vote at the 2010 Annual Meeting will be open to examination by any shareholder, for any purpose germane to the 2010 Annual Meeting, during normal business hours for a period of ten days before the 2010 Annual Meeting and during the 2010 Annual Meeting at the Company’s offices at 7950 Jones Branch Drive, McLean, Virginia 22107.

What is “householding”?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name who have elected to receive paper copies of our proxy materials will receive only one copy of our 2009 Annual Report and this Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving multiple copies. This procedure will reduce our printing costs and postage fees. However, if any shareholder residing at such an address wishes to receive a separate copy of this Proxy Statement or the Company’s 2009 Annual Report, he or she may contact the Company’s Secretary at Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107 or by calling the Secretary at (703) 854-6000. Any such shareholder may also contact the Secretary using the above contact information if he or she would like to receive separate Proxy Statements and Annual Reports in the future. If you are receiving multiple copies of the Company’s Annual Report and Proxy Statement, you may request householding in the future by contacting the Secretary.

How may I obtain a copy of the Company’s 2009 Annual Report?

A copy of our 2009 Annual Report, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2009, is being provided or made available to all shareholders of record on the Record Date. As permitted by the SEC, the Company is sending a Notice of Internet Availability of Proxy Materials to all shareholders.

If you hold your shares of record on the Record Date, you may request email or paper copies of our 2009 Annual Report over the Internet, at www.ematerials.com/gci, by toll-free telephone call (in the U.S. and Canada) to 1-866-697-9377, or by email at ep@ematerials.com. Please put “GCI Materials Request” in the subject line and include the 3-digit company number and 11-digit control number presented on the notice.

If you hold your shares on the Record Date in “street name” through a bank, broker or other intermediary, you may request email or paper copies of our 2009 Annual Report over the Internet, at www.proxyvote.com, by toll-free telephone call (in the U.S. and Canada) to 1-800-579-1639, or by email to sendmaterial@proxyvote.com. Please put “Paper Material” or “E-mail Material” in the subject line, followed by the 12-digit control number presented on the notice provided by your bank or broker. Requests, instructions and other inquiries will not be forwarded to your investment advisor.

You may also obtain a copy without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Our 2009 Annual Report and 2009 Form 10-K are also available through the Company’s website at www.gannett.com. The Company’s Annual Report and Form 10-K are not proxy soliciting materials.

PROPOSAL 1—ELECTION OF DIRECTORS

YOUR BOARD OF DIRECTORS

The Board of Directors is currently composed of ten directors, whose biographies appear below. The Board of Directors held eight meetings during 2009. Each director attended more than 75% of the total number of meetings of the Board and its committees on which he or she served that were held during the period for which he or she served as a director or committee member, as applicable, during 2009. All directors then serving on the Board attended the 2009 Annual Meeting in accordance with the Company’s policy that all directors attend the Annual Meeting.

Nominees elected to our Board at the 2010 Annual Meeting will serve one-year terms.

The Board believes that the nominees will be available and able to serve as directors. If any nominee becomes unable or unwilling to serve, the Board may do one of three things: recommend a substitute nominee, reduce the number of directors to eliminate the vacancy, or fill the vacancy later. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated.

The Company’s By-laws provide that director nominees are elected by the vote of a majority of the votes cast with respect to the director at the meeting, unless the number of nominees exceeds the number of directors to be elected, in which case directors shall be elected by the vote of a plurality of the shares present and entitled to vote at the meeting. At the 2010 Annual Meeting, the number of nominees equals the number of directors to be elected so the majority vote standard shall apply. If an incumbent nominee does not receive an affirmative majority of the votes cast, he or she is required to submit a letter of resignation to the Board’s Nominating and Public Responsibility Committee, which would recommend to the Board the action to be taken with respect to the letter of resignation. The Board is required to act on the Committee’s recommendation and publicly disclose its decision and its rationale within 90 days after the election results are certified.

DIRECTOR INDEPENDENCE

The Board of Directors has affirmatively determined that all of our current directors other than Craig A. Dubow are “independent” of the Company within the meaning of the rules governing NYSE-listed companies. For a director to be “independent” under the NYSE rules, the Board of Directors must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. To assist it in making these determinations, the Board has determined that the following categories of relationships between a director and the Company are not material:

1.	Employment of a director or a director’s immediate family member by, a director’s position as a director with, or direct or indirect ownership by a director or a director’s immediate family member of a 10% or greater equity interest in, another company or organization that made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which, in each of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues; and

2.	A relationship of a director or a director’s immediate family member with a charitable organization, as an executive officer, board member, trustee or otherwise, to which the Company or any of its subsidiaries has made, in any of the last three fiscal years, charitable contributions of not more than the greater of $100,000 or 2% of such charitable organization’s consolidated gross revenues.

In making its independence determinations, our Board considered all relationships, direct and indirect, between each director and our Company that were identified on questionnaires provided by each Board member. The responses to those questionnaires indicated that there were no relationships between any director (other than Mr. Dubow) and the Company other than two types of relationships that the Board has determined not to be material in accordance with these objective standards:

•	Board member service at charitable organizations to which the Gannett Foundation made contributions within the permitted thresholds identified above; and

•

sales by the Company of advertising and purchases by the Company of property and services, on customary terms and conditions and in amounts within the permitted thresholds identified above, to and from other companies or organizations at which Board members or their immediate family members are employed, for which Board members serve as directors or in which Board members or their immediate family members directly or indirectly own a 10% or greater equity interest.

Consistent with the NYSE rules, the Company’s Principles of Corporate Governance call for the Company’s non-management directors to meet in regularly scheduled executive sessions without management as they deem appropriate. The Company’s non-management directors held five executive sessions in 2009, and will meet in executive sessions as appropriate throughout 2010. The Board has established the role of a presiding director, elected by the independent directors. Karen Hastie Williams has served as presiding director since 2004 and will continue in that role in 2010. The presiding director’s responsibilities include:

•	presiding at all executive sessions of non-management directors and at meetings of the full Board if the Chairman is not present;

•

serving as liaison on Board-wide issues between the Chairman and CEO and the non-management directors, although Company policy also provides that all directors shall have direct and complete access to the Chairman and CEO at any time as they deem necessary or appropriate, and vice versa;

•	in consultation with the Chairman and CEO, reviewing and approving Board meeting agendas and materials;

•	in consultation with the Chairman and CEO, reviewing and approving meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	calling meetings of the non-management directors, if desired; and

•	being available when appropriate for consultation and direct communication if requested by shareholders.

BOARD LEADERSHIP STRUCTURE

The Company combines the positions of Chairman and CEO. The Company believes that this is the best leadership structure for the Company because the CEO is the person best suited to set the agendas, priorities and procedures of the Board and to lead discussions of the Company’s strategy due to his in-depth knowledge of the Company’s business. In addition, combining the positions of Chairman and CEO makes clear who is responsible for managing the Company’s business, under the oversight and review of the Board.

Combining the positions of Chairman and CEO has not compromised the Board’s independent oversight of management. The Board’s independent oversight continues to be substantial. As referenced above, all directors on the Board other than Mr. Dubow, our Chairman and CEO, are independent under the rules governing NYSE-listed companies. Further, each of the Board’s Audit,

Executive Compensation and Nominating and Public Responsibility Committees are composed entirely of independent directors and these independent committees of the Board are given the authority under their respective charters to hire independent advisors and consultants, at Company expense, to assist them in carrying out their duties.

In addition to the independence safeguards mentioned above, the Company has established effective principles of corporate governance which describe the Board’s practices and methods of self-evaluation in detail in order to promote transparency with shareholders. As well, the Company has an independent, non-management presiding director who chairs regularly scheduled executive sessions of the Company’s non-management directors. The presiding director’s responsibilities are described above.

RISK OVERSIGHT

The Board oversees the Company’s risk management process through regular discussions of the Company’s risks with senior management both during and outside of regularly scheduled Board meetings. In addition, the Audit Committee assists the Board by administering such oversight function with respect to risks relating to the Company’s accounting and financial controls.

DIRECTOR BIOGRAPHIES

The principal occupation and business experience of the Board’s nominees are described below.

Nominees

The following director nominees are currently serving on the Board and have been nominated to stand for re-election at the 2010 Annual Meeting for a one-year term. The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the election of the nominees to serve as directors.

Craig A. Dubow

Mr. Dubow, 55, is Chairman and Chief Executive Officer of Gannett. He became President and CEO and a director of Gannett in July 2005, and Chairman of Gannett in July 2006, and served as Chairman, President and CEO until February 1, 2010. He was President and CEO of the Gannett Broadcast Division from 2001 to July 2005, and was President of the Gannett Broadcast Division from 2000 to 2001. He has served the Company in various other executive capacities since 1981. Mr. Dubow is also a director of the Associated Press and Broadcast Music, Inc.

Howard D. Elias

Mr. Elias, age 52, is President and Chief Operating Officer, EMC Information Infrastructure and Cloud Services. Previously, he served as President, EMC Global Services and Resource Management Software Group, and Executive Vice President, EMC Corporation from September 2007 to September 2009 and as Executive Vice President, Global Marketing and Corporate Development, at EMC Corporation from October 2003 to September 2007. Mr. Elias has broad business experience and expertise in information technology issues as a result of the various positions he has held with EMC, Hewlett-Packard Company, Compaq, Digital, AST Research and Tandy Corporation. He has been a Gannett director since October 2008.

Arthur H. Harper

Mr. Harper, 54, has served as Managing Partner of GenNx360 Capital Partners, a private equity firm focused on business to business companies, since January 2006. Previously, he served as President and CEO of General Electric’s Equipment Services division from 2001 to 2005. Mr. Harper has broad business experience and financial expertise from the various senior management roles he held with General Electric. He is also a director of Monsanto Company. He has been a Gannett director since 2006.

John Jeffry Louis

Mr. Louis, 47, was Co-Founder of Parson Capital Corporation, a Chicago-based private equity and venture capital firm, and served as its Chairman from 1992 to 2007. He is currently a director of S.C. Johnson and Son, Inc. and Johnson Financial Group, Inc., and a trustee of Northwestern University and the Chicago Council on Global Affairs. Mr. Louis has broad business experience, financial expertise and experience as an entrepreneur from his years of experience in the venture capital industry and having co-founded a number of companies. He has been a Gannett director since 2006.

Marjorie Magner

Ms. Magner, 60, is Managing Partner of Brysam Global Partners, a private equity firm investing in financial services firms with a focus on consumer opportunities in emerging markets founded in January 2007. Previously, she was Chairman and CEO of Citigroup’s Global Consumer Group from 2003 to 2005. She served in various roles at Citigroup, and a predecessor company, CitiFinancial (previously Commercial Credit), since 1987. Ms. Magner served as a director of The Charles Schwab Corporation from February 2006 to May 2008 and she currently serves as a director of Accenture Ltd. Ms. Magner has broad business experience and financial expertise from the various senior management roles she held with Citigroup. She has been a Gannett director since 2006.

Scott K. McCune

Mr. McCune, age 53, has served as Vice President and Director, Integrated Marketing at The Coca-Cola Company since January 2005. He was Vice President Worldwide Media, Vice President Worldwide Sports at The Coca-Cola Company between 2001 and 2004. Mr. McCune has broad business experience and expertise in consumer marketing strategies from the various senior management roles with he has held with The Coca-Cola Company. He has been a Gannett director since October 2008.

Duncan M. McFarland

Mr. McFarland, 66, was Chairman and CEO of Wellington Management Company, LLP from 1994 until his retirement in 2004. He served in various roles at Wellington Management Company since 1965. He is a director of NYSE Euronext, Inc., and The Asia Pacific Fund, Inc., a closed-end registered investment company traded on the NYSE. Mr. McFarland has broad business experience and financial expertise from the various senior management roles he held with Wellington Management Company. He has been a Gannett director since 2004.

Donna E. Shalala

Ms. Shalala, 69, has served as President of the University of Miami since 2001. She was Secretary of the United States Department of Health and Human Services from 1993 to 2001. Ms. Shalala served as a director of UnitedHealth Group from March 2001 to June 2007 and she currently serves as a director of Lennar Corporation. Ms. Shalala has broad business and government experience and expertise in education and public health issues. She has been a Gannett director since 2001.

Neal Shapiro

Mr. Shapiro, 52, is President and CEO of WNET.ORG, the public television company which operates Thirteen/WNET and WLIW21, the largest and third largest public television stations in the country. Before joining WNET in February 2007, Shapiro served in various executive capacities with the National Broadcasting Company beginning in 1993 and was president of NBC News from May 2001 to September 2005. He also is on the board of trustees of American Public Television, the advisory board of Investigative Reporters and Editors (IRE), the Board of Trustees at Tufts University, and the alumni board of the Communications and Media Studies program at Tufts University. Mr. Shapiro has broad business experience and expertise in broadcasting, news reporting and First Amendment issues from the various senior management roles he has held with WNET and NBC. He has been a Gannett director since October 2007.

Karen Hastie Williams

Ms. Williams, 65, is a retired partner at the law firm of Crowell & Moring, Washington, DC. She is a director of The Chubb Corporation, Continental Airlines, Inc., SunTrust Banks, Inc. and WGL Holdings, Inc., the parent company of Washington Gas Light Company. Ms. Williams has broad business, government and public service experience and financial expertise from her service on the audit committees of a number of companies. She has been a Gannett director since 1997.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors conducts its business through meetings of the Board and its five committees: the Audit Committee, Digital Technology Committee, Executive Committee, Executive Compensation Committee, and Nominating and Public Responsibility Committee. The members of each committee are:

	Audit Committee	Digital Technology Committee	Executive Committee	Executive Compensation Committee	Nominating and Public Responsibility Committee

Craig A. Dubow		x	Chair

Howard D. Elias		x

Arthur H. Harper				x	Chair

John Jeffry Louis	x	Chair

Marjorie Magner	x			x

Scott K. McCune					x

Duncan M. McFarland	x		x	Chair

Donna E. Shalala		x			x

Neal Shapiro		x			x

Karen Hastie Williams	Chair		x	x

AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company. Each member of the Audit Committee meets the independence requirements of the SEC as well as those of the NYSE. NYSE rules also require that if an audit committee member simultaneously serves on the audit committees of more than three public companies, and the listed company does not limit the number of audit committees on which its audit committee members serve to three or less, then in each case, the board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the listed company’s audit committee. We do not limit the number of audit committees on which our Audit Committee members may serve to three or less. Karen Hastie Williams serves on the audit committees of Continental Airlines, Inc., SunTrust Banks, Inc. and WGL Holdings, Inc., the parent company of Washington Gas Light Company. Our Board of Directors has considered this fact and determined that Ms. Williams’ simultaneous service on these outside audit committees benefits the Company due to the breadth and depth of experience Ms. Williams gains from membership on those committees and does not impair her ability to serve effectively on the Company’s Audit Committee. In addition, the Board has determined that Duncan M. McFarland is an audit committee financial expert, as that term is defined under the SEC rules. This Committee met nine times in 2009.

DIGITAL TECHNOLOGY COMMITTEE

The Digital Technology Committee assists the Board of Directors in its oversight of the Company’s digital strategy and initiatives. The Committee’s duties and responsibilities include reviewing and evaluating the Company’s digital strategy, operational plans and initiatives. This Committee met four times in 2009.

EXECUTIVE COMMITTEE

The Executive Committee may exercise the authority of the Board between Board meetings, except as limited by Delaware law. This Committee met once in 2009.

EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee has overall responsibility for approving and evaluating the compensation plans, principles and programs of the Company. The Committee’s duties and responsibilities include reviewing and approving on an annual basis corporate goals and objectives relevant to compensation of the Company’s Chairman and CEO, President, COO and CFO and other senior executives, including members of the Gannett Management Committee, the Gannett U.S. Community Publishing Operating Committee, the Gannett Broadcast Operating Committee and other Company and divisional officers. This Committee met five times in 2009.

The Committee has primary responsibility for administering the Company’s equity incentive plans and in that role is responsible for making grants of stock options (SOs) and restricted stock units (RSUs) to our senior executives. The Committee historically has delegated the authority for approving grants of SOs and RSUs to employees, other than our senior executives mentioned above, to the Chairman and CEO, within the parameters of a pool of shares approved by the Committee. This provides flexibility for equity grants to be made to employees below the senior management level who are less familiar to the Committee.

In November 2007, the Committee hired independent consultant Pearl Meyer & Partners (“PM&P”) to advise on executive compensation matters. Under the terms of the Committee’s agreement with PM&P, the consultant is prohibited from doing any other business for the Company or its management, and the Committee may contact PM&P without any interaction from Company management. This ensures the independence of the Committee’s compensation consultant.

The PM&P consultant participates in Committee meetings as requested by the chairman of the Committee, and communicates directly with the chairman of the Committee outside of meetings. In 2009, the PM&P consultant specifically provided the following services:

•	Participated in Committee executive sessions without management present to discuss CEO compensation and other relevant matters, including the appropriate relationship between pay and performance;

•

Provided advice to the Committee regarding other aspects of the Company’s executive compensation program, including plan design, best practices and other matters as requested by or on behalf of the Committee; and

•	Reviewed the compensation, discussion and analysis section of this Proxy Statement.

During 2009, management retained consultant Hewitt Associates from time to time to provide various executive compensation services. In early 2010, Hewitt spun off part of its executive compensation practice into an independent entity, Meridian Compensation Partners, LLC. Beginning in early 2010, management retained Meridian Compensation Partners, LLC as its executive compensation consultant.

NOMINATING AND PUBLIC RESPONSIBILITY COMMITTEE

The Nominating and Public Responsibility Committee is charged with identifying individuals qualified to become Board members, recommending to the Board candidates for election or re-election to the Board, and considering from time to time the Board committee structure and makeup. The Committee also monitors the Company’s human resources practices, including its performance in diversity and equal employment opportunity, monitors the Company’s performance in meeting its obligations of fairness in internal and external matters, and takes a leadership role with respect to the Company’s corporate governance practices. This Committee met two times in 2009.

The Nominating and Public Responsibility Committee charter sets forth certain criteria for the Committee to consider in evaluating potential director nominees. In addition to evaluating a potential director’s independence, the Committee considers whether director candidates have relevant experience in business and industry, government, education and other areas, and monitors the mix of skills and experience of directors in order to assure that the Board has the necessary breadth and depth to perform its oversight function effectively. The charter also encourages the Committee to work to maintain a board that reflects the diversity of the communities we serve. The Committee evaluates potential candidates against these requirements and objectives. For those director candidates who appear upon first consideration to meet the Committee’s criteria, the Committee will engage in further research to evaluate their candidacy. The members of the Nominating and Public Responsibility Committee and Board of Directors complete an annual questionnaire assessing the effectiveness of the Committee’s performance, including the Committee’s process for identifying nominees who are qualified to become Board members in light of various factors set forth in the Committee’s charter, and then discuss the results of the questionnaire and their views of the Committee’s performance.

The Nominating and Public Responsibility Committee historically has relied primarily on recommendations from management and members of the Board to identify director nominee candidates. However, the Committee will consider timely written suggestions from shareholders. Shareholders wishing to suggest a candidate for director nomination for the 2011 Annual Meeting should mail their suggestions to Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Suggestions must be received by the Secretary of the Company no later than January 24, 2011. The manner in which the Committee evaluates director nominee candidates suggested by shareholders will not differ from the manner in which the Committee evaluates candidates recommended by other sources.

In addition to the criteria described above, the Company’s By-laws also require each director to own, directly, beneficially, or through the Company’s Deferred Compensation Plan, at least 3,000 shares of Company stock. Each director meets or exceeds this share ownership requirement. The By-laws of the Company also establish mandatory retirement ages of 70 for directors who have not been executives of the Company and 65 for directors who have served as executives, except that the Board of Directors may extend the retirement age beyond 65 for directors who are or have been the CEO of the Company. The Company’s Principles of Corporate Governance also provide that a director who retires from, or has a material change in responsibility or position with, the primary entity by which that director was employed at the time of his or her election to the Board of Directors shall offer to submit a letter of resignation to the Nominating and Public Responsibility Committee for its consideration. The Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken.

COMMITTEE CHARTERS

The written charters governing the Audit Committee, the Digital Technology Committee, the Executive Compensation Committee and the Nominating and Public Responsibility Committee, as well as the Company’s Principles of Corporate Governance, are posted on the Corporate Governance page of the Company’s website at www.gannett.com. You may also obtain a copy of any of these documents without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary.

ETHICS POLICY

The Company has long maintained a code of conduct and ethics (the “Ethics Policy”) that sets forth the Company’s policies and expectations. The Ethics Policy, which applies to every Company director, officer and employee, addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company’s assets. The Ethics Policy meets the NYSE’s requirements for a code of business conduct and ethics as well as the SEC’s definition of a code of ethics applicable to the Company’s senior officers. Neither the Board of Directors nor any Board committee has ever granted a waiver of the Ethics Policy.

The Ethics Policy is available on the Corporate Governance page of the Company’s website at www.gannett.com. You may also obtain a copy of the Ethics Policy without charge by writing to: Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107, Attn: Secretary. Any additions or amendments to the Ethics Policy, and any waivers of the Ethics Policy for executive officers or directors, will be posted on the Corporate Governance page of the Company’s website and similarly provided to you without charge upon written request to this address.

The Company has a telephone hotline for employees and others to submit their concerns regarding violations or suspected violations of law and for reporting any concerns regarding accounting or auditing matters on a confidential anonymous basis. Employees and others can report concerns by calling 1-800-234-4206 or by emailing or writing to the addresses provided on the Corporate Governance page of the Company’s website. Any concerns regarding accounting or auditing matters so reported will be communicated to the Company’s Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of the Company, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee appoints the Company’s independent registered public accounting firm. The Committee also provides oversight of the Company’s internal audit function including the review of proposed audit plans and the coordination of such plans with the Company’s independent registered public accounting firm. The Audit Committee reviews the adequacy and effectiveness of the Company’s accounting and financial controls and the guidelines and policies that govern the process by which the Company undertakes risk assessment and risk management. The Audit Committee also is responsible for reviewing compliance with the Company’s Ethics Policy and assuring appropriate disclosure of any waiver of or change in the Ethics Policy for executive officers, and for reviewing the Ethics Policy on a regular basis and proposing or adopting additions or amendments to the Ethics Policy as appropriate. In connection with the Ethics Policy, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of any accounting or auditing concerns. The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors.

The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Committee’s members in business, financial and accounting matters.

During fiscal years 2008 and 2009, the Company’s independent registered public accounting firm for each of those years, Ernst & Young LLP (“E&Y”), billed the Company the following fees and expenses:

	2008	2009
Audit Fees(1)(2)	$3,900,000	$3,858,000
Audited-Related Fees(1)(3)	$780,000	$99,000
Tax Fees(1)(4)	$215,000	$969,000
All Other Fees(5)	$0	$0

(1)	The total fees reflected above for 2008 and 2009 include amounts for CareerBuilder, LLC, in which the Company acquired a 50.8% controlling interest in September 2008. These fees total $867,000 and $573,000 for 2008 and 2009, respectively, and represent 100% of the amounts billed by E&Y, although the Company’s actual share of such fees is 50.8% of this total.

(2)	Audit Fees principally relate to professional services rendered in connection with the annual integrated audit of the consolidated financial statements and internal control over financial reporting, the review of quarterly reports on Form 10-Q, and statutory audits required internationally. Fees for CareerBuilder, LLC for audit services in 2008 and 2009 were $696,000 and $544,000, respectively.

(3)	Audit-Related Fees principally relate to professional services rendered in connection with the audits of employee benefit plans. CareerBuilder, LLC fees for audit-related services in 2008 were $104,000. All of these services were pre-approved by the Audit Committee as described below.

(4)	Tax Fees principally relate to tax planning services and advice in the U.S. and the U.K. CareerBuilder, LLC fees for these tax services in 2008 and 2009 were $67,000 and $29,000, respectively. All of these services were pre-approved by the Audit Committee as described below.

(5)	No services were rendered during either 2008 or 2009 that would cause E&Y to bill the Company amounts constituting “All Other Fees.”

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. Periodically, but at least annually, the Audit Committee reviews and approves the list of pre-approved services and the maximum threshold cost of performance of each. The Audit Committee is provided with a status update on all E&Y services periodically throughout the year and discusses such services with management and E&Y. Pursuant to its pre-approval policy, the Audit Committee has delegated pre-approval authority for services provided by E&Y to its Chair, Karen Hastie Williams. Ms. Williams may pre-approve up to $100,000 in services provided by E&Y, in the aggregate at any one time, without consultation with the full Audit Committee, provided she reports such approved items to the Audit Committee at its next scheduled meeting. In determining whether a service may be provided pursuant to the pre-approval policy, consideration is given to whether the proposed service would impair the independence of the independent registered public accounting firm.

In connection with its review of the 2009 audited financial statements, the Audit Committee received from E&Y written disclosures regarding E&Y’s independence in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, including a detailed statement of any relationships between E&Y and the Company that might bear on E&Y’s independence, and has discussed with E&Y its independence. The Audit Committee considered whether the provision of non-audit services by E&Y is compatible with maintaining E&Y’s independence. E&Y stated that it believes it is in full compliance with all of the independence standards established by the various regulatory bodies. The Audit Committee also discussed with E&Y various matters required to be discussed by Statements on Auditing Standards No. 61 (as amended), PCAOB, SEC and NYSE rules, including, but not limited to, the selection of and changes in the Company’s significant accounting policies, the basis for management’s accounting estimates, E&Y’s conclusions regarding the reasonableness of those estimates, and the disclosures included in the financial statements.

The Audit Committee met with management, the Company’s internal auditors and representatives of E&Y to review and discuss the Company’s audited financial statements for the fiscal year ended December 27, 2009. Based on such review and discussion, and based on the Audit Committee’s reviews and discussions with E&Y regarding the various matters mentioned in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K covering the 2009 fiscal year, and the Board has approved that recommendation.

Audit Committee

Karen Hastie Williams, Chair

John Jeffry Louis

Marjorie Magner

Duncan M. McFarland

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 26, 2010. E&Y also served as the Company’s independent registered public accounting firm for our 2009 fiscal year. The Board of Directors is submitting the appointment of E&Y as the Company’s independent registered public accounting firm for shareholder ratification at the 2010 Annual Meeting. The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current year.

A representative of E&Y is expected to be present at the 2010 Annual Meeting. The E&Y representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Our By-laws do not require that the shareholders ratify the appointment of E&Y as our independent registered public accounting firm. We are seeking ratification because we believe it is a good corporate governance practice. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain E&Y, but may retain E&Y as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders.

PROPOSAL 3—APPROVAL OF AMENDED AND RESTATED 2001 OMNIBUS INCENTIVE COMPENSATION PLAN

Introduction

Since 1968 the Company has had in effect employee incentive plans, currently the Gannett Co., Inc. 2001 Omnibus Incentive Compensation Plan (the “2001 Plan”), which is used to grant equity compensation to employees and directors of the Company. The 2001 Plan was designed to optimize the profitability and growth of the Company through annual and long-term incentives that are consistent with the Company’s goals and that link the personal interests of the participants to those of the Company’s shareholders. The Board believes the 2001 Plan has been effective in providing such incentives. The Board also believes that for the Company to continue to attract and retain outstanding individuals, it must continue to have incentive plans of this type in place.

Subject to shareholder approval, the Board has amended and restated the 2001 Plan to (1) increase the number of shares reserved for issuance under the 2001 Plan by 27.5 million shares and (2) extend the term of the 2001 Plan for a period of ten years beginning May 4, 2010 (the “Effective Date”). We refer in this Proxy Statement to the 2001 Plan, as amended and restated as of the Effective Date, as the “2010 Plan.” We believe the 2010 Plan is necessary because the 2001 Plan is set to expire on December 31, 2010. If shareholders do not approve the 2010 Plan, it will not be implemented, the 2001 Plan will expire on December 31, 2010, and the Company will be unable to provide incentive awards under the 2001 Plan thereafter.

Shareholder approval of the 2010 Plan is also necessary to ensure that the 2010 Plan continues to meet the requirements of the Internal Revenue Code, including the section 162(m) limitation on the deductibility of executive compensation and the requirements under section 422 for issuing incentive stock options, as well as the New York Stock Exchange shareholder approval requirements for equity compensation plans. Gannett will grant awards under the 2010 Plan across a wide base of its employees and its Board members, and considers the ability to grant equity-based awards to be an important part of its strategy for recruiting and retaining key employees and directors and for aligning their interests with the interests of the Company’s shareholders.

A. Summary of the 2010 Plan

The following is a summary of the material terms and conditions of the 2001 Plan, as proposed to be amended and restated. This summary is qualified in its entirety by the detailed provisions of the 2010 Plan, a copy of which may be obtained from the Company’s Secretary at Gannett Co., Inc., 7950 Jones Branch Drive, McLean, VA 22107.

Corporate Governance Provisions: The 2010 Plan contains several provisions intended to make sure that awards under the 2010 Plan comply with established principles of corporate governance. These provisions include:

•

No Discounted Stock Options or Stock Appreciation Rights.    Stock options and stock appreciation rights may not be granted with an exercise price of less than the fair market value of the common stock on the date the stock option or stock appreciation right is granted. This restriction may not be changed without shareholder approval.

•

No Stock Option or Stock Appreciation Rights Repricings.    Stock options and stock appreciation rights may not be repriced absent shareholder approval. This provision applies to both direct repricings—lowering the exercise price of an outstanding stock option or stock appreciation right—and indirect repricings—canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price.

•	No Evergreen Provision. The 2010 Plan does not contain an “evergreen provision”—there is no automatic provision to replenish the shares of common stock authorized for issuance under the 2010 Plan.

Administration.    The 2010 Plan will be administered by the Executive Compensation Committee (the “Committee”). The Committee is composed entirely of independent directors. Subject to the terms of the 2010 Plan, the Committee may grant awards under the 2010 Plan; establish the terms and conditions of those awards; construe and interpret the 2010 Plan and any agreement or instrument entered into under the 2010 Plan; establish, amend or waive rules and regulations for the 2010 Plan’s administration; amend the terms and conditions of any outstanding award as provided in the 2010 Plan; and take all other actions it deems necessary for the proper operation or administration of the 2010 Plan. The Committee may delegate its authority under the 2010 Plan, subject to certain limitations.

Eligibility.    Awards may be granted to employees of Gannett, its subsidiaries and affiliates, and directors of Gannett. The Committee will decide who should receive awards and what kind of awards they should receive. The 2010 Plan does not limit the number of employees and affiliates who may receive awards.

Authorized Number of Shares.    The 2001 Plan has been amended to increase the number of shares of common stock reserved for issuance by 27.5 million shares. As of February 28, 2010, options and other awards were outstanding under the 2001 Plan with respect to 28,881,888 shares of common stock and 1,537,166 shares of common stock were available for future awards under the 2001 Plan. The common stock issued may be authorized but unissued shares or treasury shares.

Share Counting/Reacquired Shares.    For purposes of counting the number of shares available for the grant of awards under the 2010 Plan, shares of common stock delivered (whether by actual delivery, attestation, or net exercise) to Gannett by a participant to (1) purchase shares of common stock upon the exercise of an award, or (2) satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) shall not be added back to the number of shares available for future awards. In addition, shares of common stock repurchased by Gannett in the open market using the proceeds from the exercise of an award will not be added back to the number of shares available for future awards. If any award under the 2001 Plan or the 2010 Plan is terminated, surrendered, canceled or forfeited, the unused shares of common stock covered by such award will again be available for grant under the 2010 Plan, subject, however, in the case of incentive stock options, to any limitations under the Internal Revenue Code.

Types of Awards.    The Committee may grant the following types of awards under the 2010 Plan: stock options; stock appreciation rights; restricted stock; stock awards, restricted stock units; and other equity-based and cash-based awards. Each type of award is subject to a maximum limit on the grant that may be made to any one participant in a fiscal year. These limits have not been changed from those set under the 2001 Plan.

Stock Options.    A stock option is the right to purchase one or more shares of common stock at a specified price, as determined by the Committee. The Committee may grant non-qualified stock options and incentive stock options. A stock option is exercisable at such times and subject to such terms and conditions as the Committee determines. No more than 1 million shares of common stock subject to stock options may be granted to any participant in a fiscal year. The exercise price of a stock option will not be less than 100% of the fair market value of a share of common stock on the date that the option is granted. No option will remain exercisable beyond 10 years after its grant date. Incentive stock options may only be granted to employees of Gannett or its affiliates or subsidiaries (provided that the affiliate or subsidiary is a type of entity whose employees can receive such options under the tax rules that apply to such awards), and the maximum number of shares that may be issued under incentive stock options cannot exceed 5,000,000.

Stock Appreciation Rights.    A stock appreciation right (“SAR”) is a right to receive an amount in any combination of cash or common stock (as determined by the Committee) equal in value to the excess of the fair market value of the shares covered by such SAR on the date of exercise over the aggregate exercise price of the SAR for such shares. SARs may be granted freestanding or in tandem with related options. The exercise price of an SAR granted in tandem with an option will be equal to the exercise price of the related option, and may be exercised for all or part of the shares covered by such option upon surrender of the right to exercise the equivalent portion of the related option. The exercise price of a freestanding SAR will be not less than the fair market value of a share of common stock on the date the SAR is granted. No SAR will remain exercisable beyond 10 years after its grant date. No more than 1 million shares of common stock may be granted in the form of SARs to any participant in a fiscal year. No SARs have been granted as of the date of this Proxy Statement.

Restricted Stock/Stock Awards.    Restricted stock is an award of common stock that is subject to a substantial risk of forfeiture for a period of time and such other terms and conditions as the Committee determines. A stock award is an award of common stock that is not subject to such a risk of forfeiture, but which may be subject to such other terms and conditions as the Committee determines. No more than 500,000 shares of common stock may be granted to any participant in a fiscal year pursuant to stock awards or awards of restricted stock.

Restricted Stock Units.    A restricted stock unit is an award whose value is based on the fair market value of the Company’s common stock and whose payment is conditioned on the completion of specified service requirements and such other terms and conditions as the Committee may determine. Payment of earned restricted stock units may be made in a combination of cash or shares of common stock (as determined by the Committee). The maximum aggregate grant of restricted stock units or performance shares that may be awarded to any participant in any fiscal year shall not exceed the value of 500,000 shares of common stock.

Performance Units/Shares and Cash-Based Awards.    Performance Units/Shares and Cash Based Awards are other equity-type or cash-based awards that may be granted to participants. These awards may be valued in whole or in part by reference to, or are otherwise based on, the fair market value of the Company’s common stock or other criteria established by the Committee and the achievement of performance goals. These awards are subject to such terms and conditions as the Committee determines. Performance goals may include a service requirement. Payment of earned performance units/shares and cash-based awards may be made in any combination of cash or shares of common stock (as determined by the Committee) that have an aggregate fair market value equal to the value of the earned awards at the close of the applicable performance period. The maximum aggregate grant of performance shares or restricted stock units that may be awarded to any participant in any fiscal year shall not exceed the value of 500,000 shares of common stock. The maximum aggregate amount of performance units or cash-based awards that may be awarded to any participant in any fiscal year shall not exceed $10,000,000.

Performance Measures/Section 162(m).    The 2010 Plan permits the Committee to make awards that are exempt from the deduction limitations under Code Section 162(m) because they satisfy the requirements of performance-based compensation. The 2010 Plan lists the performance measures the Committee may use to make performance-based awards under Section 162(m). These performance measures include: (1) earnings per share (basic or diluted); (2) income before income taxes; (3) income from continuing operations; (4) net income or net income attributable to Gannett Co., Inc.; (5) operating income; (6) cash flow from operating activities, operating cash flow (defined as operating income plus non-cash charges for depreciation, amortization and impairment of operating assets) or free cash flow; (7) EBITDA, or net income attributable to Gannett Co., Inc., before interest, taxes, depreciation/amortization; (8) return measures (including, but not limited to, return on assets, equity, capital or investment); (9) cash flow return on investments, which equals net cash flows divided by owner’s equity; (10) internal rate of return or increase in net present value; (11) dividend payments; (12) gross revenues; (13) gross margins; (14) operating measures such as trends in digital metrics, circulation, television ratings and advertising measures; (15) internal measures such as achieving a diverse workforce; (16) share price (including, but not limited to, growth measures and total shareholder return) and market value; and (17) debt (including, but not limited to, measures such as debt (book value or face value) outstanding and debt to earnings before interest, taxes, depreciation and amortization). The performance goals the Committee establishes for the performance measures described above which are based on operating results shall be adjusted to take into account the effects of “Extraordinary Items” (as defined below), unless the Committee determines otherwise at the time the performance goals are established.

Any of the above measures may be compared to peer or other companies. Additionally, performance measures may be set either at the consolidated level, segment level, division level, group level, or the business unit level and performance measures may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to pre-established targets, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee.

“Extraordinary Items” means (1) items presented as such (or other comparable terms) on the Company’s audited financial statements, (2) unusual, special or nonrecurring charges, costs, credits or items of gain or loss (including, without limitation, an unbudgeted material expense incurred by or at the direction of the Board of Directors or a committee of the Board or a material litigation judgment or settlement), (3) changes in tax or accounting laws or rules, and/or (4) the effects of mergers, acquisitions, divestitures, spin-offs or significant transactions (including, without limitation, a corporate merger, consolidation, acquisition of property or stock, reorganization, restructuring charge, or joint venture), each of which are identified in the Company’s audited annual financial statements and/or its unaudited quarterly financial statements and the notes thereto or in the “management’s discussion and analysis” of the financial statements in a period report filed with the Securities and Exchange Commission under the Exchange Act. The Committee shall make such adjustments to the performance measurement criteria as shall be equitable and appropriate in order to make the criteria, as nearly as practicable, equivalent to the criteria immediately prior to such transaction or event.

Adjustments.    In the event of a change in the outstanding shares of common stock due to a stock split, stock dividend, recapitalization, merger, consolidation, spin-off, reorganization, repurchase or exchange of common stock or other securities, or other corporate transaction or event, the Committee shall take certain actions to prevent the dilution or enlargement of benefits under the 2010 Plan. These actions include adjusting (1) the number of shares of common stock that may be issued under the 2010 Plan (including the authorized share limitations); (2) the number of shares or price of shares subject to outstanding awards; and (3) the consideration to be paid upon the grant or exercise of any award.

Change in Control.    In the event of a change in control of the Company, as defined in the 2010 Plan, unless otherwise specified in the award agreement, (1) all outstanding options and SARs will become immediately exercisable in full during their remaining term; (2) all restriction periods and restrictions imposed on non-performance based restricted stock awards will lapse; (3) all outstanding awards of performance-based restricted stock, performance units and performance shares will be paid out assuming achievement of all relevant target performance goals; (4) all restricted stock units will vest and be paid; and (5) all outstanding cash-based awards shall be accelerated as of the effective date of the change in control (and, in the case of performance-based cash-based awards, based on an assumed achievement of all relevant target performance goals), and be paid.

Transferability of Awards.    Except as otherwise provided in an award agreement, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution. Except as otherwise provided in an award agreement, during the life of the participant, awards are exercisable only by the participant or such participant’s legal representative.

Provisions for Foreign Participants.    The Committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the 2010 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits or other matters.

Amendment and Termination.    The Committee may amend or terminate the 2010 Plan at any time, but no such amendment or termination may adversely affect in any material way the rights of a participant with respect to an outstanding award without that participant’s consent. No awards may be granted on or after May 4, 2020. Shareholder approval is required for certain amendments to the 2010 Plan.

B. Federal Income Tax Aspects of the 2010 Plan

This is a brief summary of the United States federal income tax aspects of awards that may be made under the 2010 Plan based on existing U.S. federal income tax laws as of the date of this Proxy Statement. This summary provides only the basic tax rules and is not intended as, and should not be relied upon, as tax guidance for participants in the 2010 Plan. It does not describe the implications, if any, of a number of special tax rules, including, without limitation, the alternative minimum tax, the golden parachute tax rules under Sections 280G and 4999 of the Internal Revenue Code, and foreign, state and local tax laws. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Internal Revenue Code regarding nonqualified deferred compensation. Changes to the tax laws could alter the tax consequences described below.

Incentive Stock Options.    The grant of an incentive stock option will not be a taxable event for the participant or for Gannett. A participant will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the participant holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). Gannett will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below. For the exercise of an option to qualify for the foregoing tax treatment, the participant generally must exercise the option while the participant is our employee or an employee of our subsidiary or, if the participant has terminated employment, no later than three months after the participant terminated employment.

If all of the foregoing requirements are met except the holding period requirement mentioned above, the participant will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. Gannett will generally be allowed a business expense deduction when and to the extent the participant recognizes ordinary income, subject to the restrictions of Section 162(m) of the Internal Revenue Code.

Non-Qualified Options.    The grant of a non-qualified stock option will not be a taxable event for the participant or Gannett. Upon exercising a non-qualified option, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the participant will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). Subject to the restrictions of Section 162(m) of the Internal Revenue Code, Gannett will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Stock Appreciation Rights.    There are no immediate tax consequences of receiving an award of stock appreciation rights under the 2010 Plan. Upon exercising a stock appreciation right, a participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Subject to the restrictions of Section 162(m) of the Internal Revenue Code, Gannett will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock/Stock Awards.    A participant who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the participant may elect under Section 83(b) of the Internal Revenue Code to recognize ordinary income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the participant does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as ordinary income to the participant and will be taxable in the year the restrictions lapse. A participant who is awarded shares that are not subject to restrictions will recognize ordinary income equal to the fair market value of the shares on the date of the award. Subject to the restrictions of Section 162(m) of the Internal Revenue Code, Gannett will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

Restricted Stock Units, Performance Units/Shares and Cash-Based Awards.    The taxation of these awards will depend on the specific terms of the award. Generally, the award of Restricted Stock Units, Performance Units/Shares and Cash-Based Awards will have no federal income tax consequences for Gannett or for the participant. Generally, the payment of the award is taxable to a participant as ordinary income. Subject to the restrictions of Section 162(m) of the Internal Revenue Code, Gannett will be entitled to a business expense deduction in the same amount and generally at the same time as the participant recognizes ordinary income.

C. Other Matters

The Committee has discretion to determine the type, terms and conditions and recipients of awards granted under the 2010 Plan. Accordingly, it is not possible to determine the amount of the awards that will be received by any director, officer or other employee of Gannett under the 2010 Plan.

The Board of Directors adopted the 2010 Plan subject to shareholder approval. Absent such approval, the 2010 Plan will not become effective and no stock awards will be made under the 2010 Plan.

On March 5, 2010, the closing price of the Company’s common stock on the New York Stock Exchange was $16.27 per share.

Approval of Proposal 3

The proposal to approve the amended and restated 2001 Omnibus Incentive Compensation Plan will require the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting.

The Board of Directors recommends that the shareholders of the Company vote FOR the proposal to approve the amended and restated 2001 Omnibus Incentive Compensation Plan. Unless a contrary choice is specified, shares represented by proxies will be voted FOR the adoption of amendments to the 2001 Omnibus Compensation Plan.

PROPOSAL 4—SHAREHOLDER PROPOSAL

The Amalgamated Bank LongView Large Cap 500 Index Fund, 275 Seventh Avenue, New York, NY 10001, a beneficial owner of 54,644 shares of common stock of the Company, has notified the Company that it intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

“RESOLVED, the stockholders of Gannett Co., Inc. (“Gannett” or the “Company”) urge the compensation committee of the board of directors to adopt a policy that the Company will not make or promise to make to its senior executives any tax gross-up payment (“gross-up”), except for gross-ups provided pursuant to a plan, policy or arrangement applicable to Gannett management employees generally, such as a relocation or expatriate tax equalization policy. For purposes of this proposal, a “gross-up” is defined as any payment to or on behalf of the senior executive the amount of which is calculated by reference to his or her estimated tax liability. The policy should be implemented so as not to violate Gannett’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.”

SUPPORTING STATEMENT

“As long-term Gannett stockholders, we support compensation programs that tie pay closely to performance and deploy company resources efficiently. In our view, tax gross-ups for senior executives—a reimbursement for tax liability or a payment to a taxing authority on a senior executive’s behalf—are not consistent with these principles.”

“Because the amount of a gross-up payment depends on various external factors such as the tax rate—and not on company performance—tax gross-ups sever the pay/performance link. Moreover, a company may incur a large gross-up obligation in order to enable a senior executive to receive a relatively small amount of compensation. That fact led Paula Todd of compensation consultant Towers Perrin to call gross-ups “an incredibly inefficient use of shareholders’ money.” (When Shareholders Pay the CEO’s Tax Bill, BUSINESS WEEK (Mar. 5, 2007))

“The amounts involved in tax gross-ups can be sizeable, especially gross-ups relating to excess golden parachute payment excise taxes, which apply in a change-of-control context. Michael Kesner of Deloitte Consulting has estimated that gross-up payments on executives’ excess golden parachute excise taxes can account for 8% of a merger’s total cost. (Gretchen Morgenson, The CEO’s Parachute Cost What?, THE NEW YORK TIMES (Feb. 4, 2007))

“In its March 2009 proxy statement Gannett estimated that its top five executives would be entitled to a total of $16 million in gross-up payments following a change of control in which the executive’s employment is terminated for reasons other than “cause” or is terminated by the employee for “good reason.”

“At last year’s meeting a similar resolution received a 48% “yes” vote, but was not implemented.”

“This proposal does not seek to eliminate gross-ups or similar payments that are available broadly to Gannett management employees. Gross-ups that compensate employees for taxes due on certain relocation payments or that equalize taxation on employees serving in expatriate assignments, for example, are extended to a large number of employees under similar circumstances; they are much smaller and do not raise concerns about fairness and misplaced incentives.”

“We urge shareholders to vote FOR this proposal.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The Board and the Executive Compensation Committee support compensation policies that place a heavy emphasis on pay for performance. The Committee recognizes the broad concern in today’s economic environment about excessive executive compensation. The Committee also recognizes the importance of retaining the flexibility to provide competitive programs that are essential to recruiting and retaining key executive talent.

The Company uses tax gross-ups as a discrete element of its executive compensation program pursuant to its Company-wide relocation policy and to address excise tax inequities in the event of a change in control. The purpose of using tax gross-ups as part of our relocation policy is to encourage our employees to accept promotions or reassignments without disadvantaging them from a tax standpoint. Likewise, the reason our Company—like the majority of Fortune 500 companies—provides for excise tax gross-ups in the event of a change in control is not as additional executive compensation but to equalize payments for similarly situated employees who may otherwise face disparate tax treatment.

For example, an employee who voluntarily chooses to defer some of his or her compensation in the ordinary course and not in contemplation of a change in control may be forced to pay an excise tax, while another employee at the same pay grade who did not defer any compensation might not have to pay an excise tax. Similarly, an employee who exercised stock options before a change in control may not be subject to an excise tax, while another employee with the same stock options who did not exercise them might have to pay an excise tax.

The tax gross-up provision puts the employee back in the position that he or she would have been in had there been no excise tax in the event of a change in control. Tax gross-ups also provide certainty that the employee will receive the full amount of the intended compensation approved by the Executive Compensation Committee in the event of a change in control.

In addition to a change in control or relocation, there are other circumstances where tax gross-ups are appropriate, e.g., in cases of ongoing executive travel where the employee’s presence is required in one or more locations on a regular basis. However, as reported in our Summary Compensation Table, none of our NEOs received tax gross-up payments in 2009, except in the case of (i) executive relocation under the Company’s relocation policy applicable to management employees generally, and (ii) attendance at an employee’s spouse’s funeral at which the executive was accompanied by his spouse under the Company’s humanitarian trips policy applicable to management employees generally, each of which is permitted under the shareholder proposal.

It is critical that the Committee maintains flexibility to recruit and retain key executive talent in a competitive marketplace where this form of benefit is common. The Committee and management understand the sensitivity of this issue and, as reflected in our Summary Compensation Table, have demonstrated our commitment not to employ tax gross-ups unless warranted under the circumstances.

In light of the foregoing, your Board believes this shareholder proposal is not in the best interests of the Company or its shareholders and unanimously recommends that shareholders vote AGAINST this proposal.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis section, references to “the Committee” are to the Executive Compensation Committee of the Board of Directors. References to “NEOs” are to our Named Executive Officers, which for the 2009 fiscal year consisted of: Craig A. Dubow (Chairman and CEO); Gracia C. Martore (President, COO and CFO); Robert J. Dickey (President/U.S. Community Publishing); David L. Hunke (President and Publisher/USA TODAY); and Christopher D. Saridakis (Senior Vice President and Chief Digital Officer).

Guiding Principles

In making compensation decisions, the Committee is guided by the following principles:

•

Fairness—We believe that compensation should be fair to both executives and shareholders, externally competitive, and designed to align closely the interests of our executives with those of our shareholders.

•	Pay for performance—We believe that compensation should place a heavy emphasis on pay for performance and that substantial portions of total compensation should be “at risk.”

•

Attract, retain and motivate—We are committed to attracting and retaining superior management talent by offering a compensation structure that motivates key employees to ensure our overall success and long-term strength.

•

Promote stock ownership—We are committed to fostering a compensation structure that aligns our executives’ interests with those of our shareholders. We expect our NEOs to increase their stock ownership until they reach a minimum guideline amount of five times their pay grade salary range midpoint (shares acquired are valued at the market price of the stock on the date they were acquired; shares acquired before November 2008 are valued at the average market price of the stock between October 2000 and October 2008). We expect other key senior executives to increase their stock ownership until they reach a minimum guideline amount of two times their pay grade salary range midpoint. Since most executives have substantially met their stock ownership guidelines, the Committee no longer requires 25% of an executive’s bonus to be paid in the form of Company stock.

•

Pay competitively—We are committed, as a leader in our industry, to awarding compensation that both reflects our position in the market and is in line with that paid to executives holding similar positions at peer and comparable companies.

Overview of Executive Compensation Program

The Company has designed an executive compensation program comprised of several components, as illustrated in the following table, and as more fully discussed in the pages that follow.

Program	Component	Description	Objective
Cash Compensation	Base Salary	Pay for service in executive role.	Retention. Base salary adjustments also allow the Committee to reflect an individual’s performance or changed responsibilities.
	Annual Bonus	Annual cash bonus based on the Committee’s assessment of each NEO’s contributions to Company-wide performance and achievement of individual performance goals.	Retention. To reward performance in attainment of individual and Company qualitative and quantitative performance goals.
Long-Term Incentives	Stock Options (SOs)	Long-term program consisting of SO grants with a four-year vesting period and an eight-year SO term.	To reward for increases in shareholder value and help align ownership interests of management with shareholders.
	Restricted Stock Units (RSUs)	Long-term program providing for delivery of shares of common stock upon continued employment for a full four-year vesting period.	To retain and motivate executives in a challenging business environment and to reward for increases in shareholder value.
Benefits and Perquisites		Executives participate in employee benefit plans available to most Company employees, including medical, life insurance, disability plans and receive certain other perquisites.

Employee benefit plans provide insurance protection for our executives and their families. Perquisites help minimize distractions from important initiatives, complement other compensation components, and enable the Company to attract and retain the best management talent.

Program	Component	Description	Objective
Post-Termination Pay	Gannett Supplemental Retirement Plan (SERP)

Retirement plan that allows certain executives to receive total retirement benefits in excess of those permitted under IRS limits. For most participants, SERP benefits were frozen in August 2008. Executives whose SERP benefits were not frozen accrue benefits at a rate that is one-third less than their pre-August 2008 accrual rate and do not receive the benefit enhancements made to the 401(k) Plan or the DCP.

To provide for executive retirement benefits that cannot be provided under a tax-qualified retirement plan.
Gannett Deferred Compensation Plan (DCP)

Retirement plan that allows certain executives the opportunity to defer to future years all or part of their base salary and incentive bonus and, beginning in August 2008, to provide benefits in relation to pay while employed comparable to those available to other Company employees.

To allow certain executives to save towards retirement by deferring their own compensation and, beginning in August 2008, to provide for benefits that cannot be provided under the tax-qualified Gannett 401(k) Savings Plan (401(k) Plan) due to applicable IRS limits.

Gannett Transitional Compensation Plan

Severance pay arrangement that provides payment in the event of an involuntary termination without “cause,” a voluntary termination for “good reason” or a voluntary termination within 30 days after the first anniversary of a change in control.

To provide assurance that the Company would retain top talent and have the continued dedication of, and the availability of objective advice and counsel from, our NEOs and other key executives notwithstanding the possibility, threat or occurrence of a change in control and to promote retention and continuity of management for at least one year after a change in control.

Market Competitiveness: Peer Group and Comparable Group Analysis

Under the direction of our Chairman and CEO, President, COO and CFO, Senior VP/Human Resources and Vice President/Compensation and Benefits, the Company collects market data of certain corporations annually to compare NEO compensation at our Company to that of our peer group of publishing and broadcasting companies (Peer Group), and to that of companies with revenues and ratios of profit to revenue comparable to ours (Comparable Group). These members of senior management use this and similar information to provide context for their compensation recommendations to the Committee.

2009 Peer Group

Belo Corp.	Media General, Inc.
Journal Communications, Inc.	The New York Times Company
Lee Enterprises, Inc.	The E.W. Scripps Company
The McClatchy Company

2009 Comparable Group

3M Company

Affiliated Computer Services, Inc.

AK Steel Holding Corporation

Allergan Inc.

AllianceBernstein Holding L.P.

Altria Group, Inc.

Amphenol Corporation

Anadarko Petroleum Corporation

Apollo Group, Inc.

Automatic Data Processing, Inc.

Baker Hughes Incorporated

Ball Corporation

Baxter International Inc.

BB&T Corporation

Becton, Dickinson and Company

Bed Bath & Beyond Inc.

Belo Corp.

Biogen Idec Inc.

Cablevision Systems Corporation

Campbell Soup Company

Carnival Corporation

CBS Corporation

CF Industries Holdings, Inc.

The Charles Schwab Corporation

Charter Communications, Inc.

The Chubb Corporation

Cisco Systems, Inc.

The Clorox Company

The Coca-Cola Company

Comcast Corporation

Delphi Corporation

The DirecTV Group, Inc.

Dover Corporation

Eastman Chemical Company

eBay Inc.

EMCOR Group, Inc.

Exelon Corporation

The E.W. Scripps Company

The Hershey Company

Hormel Foods Corporation

Intel Corporation

Intuit Inc.

Invesco Ltd.

Johnson & Johnson

Juniper Networks, Inc.

Liberty Media Corporation

Lorillard, Inc.

M&T Bank Corporation

Mattel, Inc.

The McClatchy Company

McDonalds Corporation

The McGraw-Hill Companies, Inc.

Molson Coors Brewing Company

Monsanto Company

The Mosaic Company

National Oilwell Varco, Inc.

The New York Times Company

Newmont Mining Corporation

News Corporation

Norfolk Southern Corporation

Northern Trust Corporation

Novartis AG

NRG Energy, Inc.

Peabody Energy Corporation

Pfizer Inc.

The PNC Financial Services Group, Inc.

Quest Diagnostics Incorporated

Questar Corporation

Regal Entertainment Group

Reynolds American Inc.

Rockwell Collins, Inc.

Royal Caribbean Cruises Ltd.

R.R. Donnelley & Sons Company

Schlumberger Limited

Scholastic Corporation

Sonic Automotive, Inc.

Spectra Energy Corp

Stryker Corporation

Texas Instruments Incorporated

Time Warner Inc.

Time Warner Cable Inc.

Torchmark Corporation

Union Pacific Corporation

U.S. Bancorp

V. F. Corporation

Viacom Inc.

W.W. Grainger, Inc.

The Walt Disney Company

The Washington Post Company

The Western Union Company

Windstream Corporation

Zimmer Holdings, Inc.

How Amounts and Types of Compensation are Determined

In determining NEO compensation, the Committee relies on its collective judgment of each NEO’s performance in light of the challenges confronting our core businesses and our progress toward achieving our strategic plan, which is focused on competing successfully in digital businesses. The Committee weighs subjective and objective information regarding our NEOs, including their leadership, innovation, collaboration, management experience, performance history, complexity of position and responsibilities, term of service, competitive alternatives in the marketplace, achievement of individual performance goals, and internal pay equity. Individual performance goals include, where appropriate, revenue and operating income goals for the Company and the respective divisions and functions over which each NEO has operational or overall responsibility, new products and programs in support of the Company’s strategic plan, leadership and diversity initiatives, First Amendment activities, and other significant qualitative objectives.

Base Salary

The Committee annually reviews the base salary of each NEO using a variety of factors, including:

•	the nature and responsibility of the NEO’s position, as reflected by the salary grade assigned to each NEO;

•	a comparison of NEO base salaries to ensure internal pay equity;

•	the competitiveness of the market for each NEO;

•

in the case of NEOs other than the CEO, our CEO’s recommendations based on his assessment of the achievement of each NEO’s individual performance goals during the prior year and expected future performance; and

•

in the case of the CEO, market data analyzed and organized into summary sheets comparing the elements and amounts of compensation paid by us to the median and averages among Peer Group and Comparable Group companies to provide context for CEO compensation decisions.

Mr. Dubow’s minimum annual base salary under his employment contract is $1.2 million; however, Mr. Dubow voluntarily reduced his salary to $1 million in 2009 and again in 2010. Mr. Dubow has not received a salary increase since January 2006. In connection with her February 1, 2010 promotion to President and COO, Ms. Martore’s annual base salary was increased to $950,000; however, Ms. Martore voluntarily reduced her salary to $900,000 in 2010. If their employment terminates, Mr. Dubow’s and Ms. Martore’s benefits under their employment contracts, the SERP and certain other plans will be calculated assuming they did not voluntarily reduce their salaries. The Committee also accepted Mr. Dubow’s recommendation that the division presidents (other than Mr. Hunke, who was promoted in 2009) would not receive base salary increases in 2009 or 2010. The Committee agreed with management that these salary actions were appropriate in light of the challenges facing the Company’s businesses, including recessions in the U.S. and the U.K. and their impact on advertising demand.

Based on these factors, the Committee set 2010 base salaries for our NEOs as follows:

Mr. Dubow	$1,000,000
Ms. Martore	$900,000
Mr. Dickey	$625,000
Mr. Hunke	$525,000
Mr. Saridakis	$500,000

In December 2009, the Company announced an employee furlough program for the first quarter of 2010. Certain domestic employees—including our NEOs—will be furloughed the equivalent of one work week during the quarter. During the furlough period, employees will not be paid and will not be permitted to work. Their benefits will not be interrupted. As a result of the furloughs, the NEO base salaries reported in the table above will be reduced accordingly.

Executive Incentive Bonuses

All NEOs participate in our annual Executive Incentive Compensation Program (EICP), which offers incentive opportunity linked to attainment of the Company’s annual financial and qualitative performance goals and each executive’s individual performance goals set at the beginning of the year.

The Committee does not rely on any one particular objective, formula or financial metric in determining appropriate short-term incentives, but rather on what we consider to be value-added quantitative and qualitative goals in furtherance of our compensation principles. No NEO is guaranteed an award and, if performance is unsatisfactory, no bonus is paid under the EICP.

The financial performance measures considered by the Committee include total revenues, operating income, net income, net income from continuing operations, earnings per share, return on equity, operating cash flow, net income as a percent of sales, dividends per share, dividend payout ratio, weighted average cost of capital, debt outstanding, debt to earnings before interest, taxes, depreciation and amortization, stock price and market value, although no one measure is given greater weight than the others. The Committee selected these financial measures because it considers them to be broad enough to capture the most significant financial aspects of an organization as large as ours yet also focused enough to represent the financial measures that we believe drive our financial success. The Committee also evaluated the Company’s progress toward the goals of its strategic plan, as well as the achievement of qualitative goals including leadership in defending the First Amendment, promoting an ethical Company work environment and diverse workforce, and maintaining its reputation as a good corporate citizen of the local, national and international communities in which it does business. Individual performance goals include, where appropriate, revenue and operating income goals for the respective divisions and functions over which each NEO has operational or overall responsibility, new products and programs in support of the Company’s strategic plan, leadership and diversity initiatives, First Amendment activities, and other significant qualitative objectives. The Committee also considered bonus guidelines for our NEOs developed by senior management. These guideline amounts are generally determined by salary grade level and take into account, for each salary grade, the nature and responsibility of the positions at that grade, internal equity between salary grades, the guideline amounts for the preceding year, the funds available for bonuses, and the financial performance measures described above.

The Committee considered the following accomplishments by the Company and its management team in 2009 in reaching its NEO bonus decisions:

•	Earnings per share (diluted): $1.87 (excluding the net impact of $0.36 per share for non-cash facility consolidation/asset impairment charges, workforce restructuring costs and certain gains)

•

Operating cash flow: $1.1 billion (representing operating income increased by restructuring costs of $29 million and depreciation, intangible asset amortization, and non-cash facility consolidation and asset impairment charges included in operations and reduced by a pension-related gain of $40 million included in operations)

•	Operating margin: 19.4% (determined by dividing the operating cash flow described above, by total revenues)

•	Return on equity: 26.7% (calculated by dividing income from continuing operations by average shareholders’ equity)

•	These financial results were among the best in our industry despite a very difficult economy.

•

The Company continued to successfully weather our country’s credit crisis—in the spring we completed a debt exchange offer that extended the maturities of over 25 percent of our then-outstanding bonds to 2015 and 2016; in the fall we issued $500 million of new bonds with maturities in 2014 and 2017 to repay borrowings outstanding under our revolving credit facilities and to provide additional financial flexibility going forward; and in 2009, during perhaps the most difficult economic environment our nation has experienced in 80 years, we reduced our debt by $755 million to approximately $3.06 billion.

•	At year-end, the Company had reduced its senior leverage ratio to 2.63x, well below the 3.5x senior leverage ratio permitted under our credit facilities.

•

The Company achieved substantial expense reductions through a variety of efforts, including continued centralization and consolidation efforts, significant headcount reductions, furloughs, and salary freezes and reductions.

•	The Company balanced its cost structure while re-positioning for growth once the economy turns around.

Mr. Dubow voluntarily reduced his salary by almost 17% in 2009 and has agreed to accept the same reduced salary again in 2010. Ms. Martore also voluntarily reduced her salary by 5% in 2010. In addition, Mr. Dubow’s and Ms. Martore’s salaries were reduced by almost 6% as a result of the Company’s furlough and salary reduction program in 2009. The salaries of our other NEOs (other than Mr. Hunke, who was promoted in 2009) were frozen in 2009 and will again be frozen in 2010; however, their salaries also were reduced by almost 6% as a result of the Company’s furlough and salary reduction program in 2009. All of our NEOs will be furloughed the equivalent of one work week during the first quarter of 2010. In February 2009, after taking into account what prospectively appeared to be a rapidly deteriorating business environment, the Committee decided to reduce NEO bonuses for 2008 to a level approximately 50% below those it approved for 2007, resulting in 2008 bonuses that were less than those it may have awarded based solely on the Company’s 2008 performance. In light of the factors described above, the Committee granted NEO bonuses for 2009 that were higher than the bonuses granted for 2008, with actual awards varying from the guideline percentages developed by senior management based on the Committee’s assessment of individual performance (and adjusted, in the case of Mr. Dubow, for his four-month medical leave of absence, in the case of Ms. Martore, for her service as acting principal executive officer during that period, and, in the case of Mr. Hunke, for his promotion).

Based on the foregoing, the Committee awarded annual bonuses to our NEOs based on 2009 performance as follows. In setting bonus amounts for NEOs other than Mr. Dubow, the Committee considered Mr. Dubow’s recommendations but exercised its own discretion in making final determinations.

Mr. Dubow	$1,450,000
Ms. Martore	$950,000
Mr. Dickey	$410,000
Mr. Hunke	$270,000
Mr. Saridakis	$330,000

Long-Term Incentives

Our long-term incentives consist of stock options and restricted stock units. We use these awards to recognize the performance of certain executives who drive the development and execution of our business strategies and goals. The primary purposes of these awards are to align further the executive’s interests with the Company’s longer-term objectives, to drive shareholder return, to foster stock ownership and to promote retention.

SO and RSU Grants

The Company grants SOs because it believes SOs reward for increases in shareholder value, thus aligning our NEOs’ interests with those of our shareholders. Because a financial gain from SOs is only possible if the price of our stock increases over time, the Company believes SO grants encourage executives to focus on behaviors and initiatives intended to lead to an increase in the price of the Company’s stock over the eight-year term of the SOs, which benefits all shareholders. The Company grants RSUs because RSUs foster stock ownership and serve to retain our executives in a challenging business environment since they generally only vest based on continued employment with the Company over a full four-year vesting period.

Timing of Awards

RSU grants to NEOs are approved at the last Committee meeting of each year, generally occurring in December. The Committee makes its determinations with respect to SO grants to NEOs in February, allowing the Committee to factor into the SO awards our final operating results for the full fiscal year. In the case of each type of grant, the Company’s practice has been for the Committee to select a grant date to occur after the Committee meeting date if management is scheduled to make an analyst presentation shortly thereafter. This practice permits the market to absorb any material information that may be presented at the analyst conference before the applicable grant date. The aggregate grant date fair value and other information associated with each SO grant made in February 2010 will be reported in future Proxy Statements as part of NEO compensation.

Key Terms of Awards

The exercise price of SO grants is set at fair market value on the grant date. The Company does not discount, backdate or spring-load SOs, grant SOs with a so-called “reload” feature, nor does it loan funds to employees to enable them to exercise SOs. SOs generally vest in four equal annual installments beginning on the first anniversary of the grant date and have eight-year terms. Vesting and exercise rights generally cease upon termination of employment except in the case of retirement (defined as at least 55 years of age with at least five years of service), disability or death. After retirement, disability or death, SOs continue to vest and generally will remain exercisable for the shorter of a three-year period or the original expiration date. Executives are generally entitled to receive a prorated portion of their RSU grants upon retirement, disability or death.

Factors Considered in Determining Award Sizes

In formulating a recommendation to the Committee of the aggregate amount of SOs and RSUs available for awards, our Chairman and CEO, President, COO and CFO, Senior VP/Human Resources and Vice President/Compensation and Benefits evaluated the Company’s financial performance relative to its 2009 budget and its performance in prior periods, and also compared that performance to that of the Peer Group and Comparable Group companies. In addition, these members of senior management considered the Company’s progress toward achieving the transformation envisioned by our strategic plan to expand the Company’s digital revenues and profits, as well as achievement of qualitative goals including leadership in defending the First Amendment, promoting an ethical work environment and diverse workforce, and maintaining the Company’s reputation as a good corporate citizen of the local, national and international communities in which it does business. These members of senior management also reviewed market data relating to SO and RSU grants made in the prior fiscal year at Peer Group and Comparable Group companies, which reflects the trend in the competitive marketplace to lower stock-based compensation expense, mitigate the dilution of outstanding shares, and conserve available shares under the Company’s 2001 Omnibus Incentive Compensation Plan (the “Omnibus Plan”). These members of senior management also reviewed the expense associated with RSU and SO grants in December 2009 and February 2010, respectively, as compared to the expense for grants made in the same periods a year earlier.

The Committee also considered long-term incentive equity award guidelines for our NEOs developed by senior management. These guideline amounts are generally divided by salary grade level and take into account, for each salary grade, the nature and responsibility of the positions at that grade, internal equity between salary grades, the guideline amounts for the preceding year, changes in stock-based compensation expense since the preceding year, the overall size of the long-term award pool, and the financial performance measures described above. In addition, the guidelines address an appropriate allocation of SOs and RSUs. For fiscal 2009, the guidelines represented an increased emphasis on RSUs over SOs to promote retention and share ownership, which reflects grant trends in the competitive marketplace. The Committee may adjust the mix of long-term incentive award types in future years.

Based on the foregoing, the following table shows the number of RSUs granted to our NEOs in December 2009 and SOs granted in February 2010:

Executive	SOs	RSUs
Mr. Dubow	480,000	100,000
Ms. Martore	300,000	84,000
Mr. Dickey	120,000	30,000
Mr. Hunke	74,000	20,000
Mr. Saridakis	85,000	22,000

The Committee determined that these amounts, which vary from the SO and RSU guideline amounts, were appropriate given their individual performance, the performance of the divisions and operations for which they are responsible, the Company’s financial performance and the qualitative and other achievements noted in the discussion of 2009 bonus awards notwithstanding the challenges facing the Company’s businesses, including recessions in the U.S. and the U.K. and their impact on advertising demand. In setting actual awards for NEOs other than Mr. Dubow, the Committee considered Mr. Dubow’s recommendations but exercised its own discretion in making final determinations (including, in the case of Ms. Martore, an adjustment for her service as acting principal executive officer during Mr. Dubow’s four-month medical leave of absence). In setting actual awards for Mr. Dubow, the Committee made its own findings and determinations based on similar criteria described above used for our other NEOs (and adjusted for his four-month medical leave of absence).

In addition to the foregoing, in connection with Ms. Martore’s promotion to President and COO in February 2010, and in recognition of her continuing outstanding performance, the Committee approved an award of an additional 100,000 SOs and 25,000 RSUs on February 2, 2010.

Digital Long-Term Incentive Plan (DLTIP)

In December 2007, the Company hired Christopher D. Saridakis to become Senior Vice President and Chief Digital Officer. In connection with his hiring, the Committee adopted a cash-based Digital Long-Term Incentive Plan (“DLTIP”), in which Mr. Saridakis is a participant, to motivate Mr. Saridakis over a four-year period to help the Company to achieve the goals of the Company’s strategic plan by guiding its transformation to compete successfully in digital businesses. Any DLTIP award earned generally will be determined after financial results for each fiscal year through 2011 are available; generally no payments in respect of any award earned will be made until 2012. See the “Other Potential Post-Employment Payments” section for a description of certain vesting circumstances and situations where an accelerated payout could occur. The amount of any DLTIP award will depend on the Company’s 2011 net income, the Company’s 2009, 2010 and 2011 operating cash flow and its success in attaining the following two performance goals.

•	A target range, both annual and cumulative over the four-year performance period, of “Digital Revenue” defined to include the revenue of certain Gannett digital and Internet businesses.

•	An annual target range of “EBITDA Margin” defined as earnings before interest, taxes, depreciation and amortization derived from Digital Revenue, divided by Digital Revenue.

The Committee adopted the Digital Revenue and EBITDA Margin goals to motivate Mr. Saridakis to increase the revenues and profits of certain of the Company’s digital businesses for which he has responsibility. The DLTIP is divided into two components. Part A consists of four annual performance periods, each with separate performance ranges for Digital Revenue and EBITDA Margin. Each year may result in an amount which would be counted toward any DLTIP award payable at the end of the four-year performance period. The threshold, target and maximum awards for each annual performance period in Part A are $150,000, $500,000 and $1 million, respectively. Part B consists of one four-year performance period with any payouts based on achievement of specified levels of cumulative Digital Revenue and EBITDA Margin. The threshold, target and maximum awards for the four-year performance period in Part B are $600,000, $2 million and $4 million, respectively.

Due to their strategic significance, the Company believes that disclosing the actual numerical target ranges for each DLTIP performance goal would result in competitive harm. The Company did not achieve the threshold DLTIP performance goals for either 2008 or 2009, so no DLTIP award was earned for either year. The Company believes that achievement of the DLTIP performance goals over the next two years will require significant effort and substantial progress toward the goals of the Company’s strategic plan. If the Company does not achieve the threshold performance level for either DLTIP performance goal, then Mr. Saridakis will not receive any DLTIP payout, except that a payout could occur under such circumstances upon a change in control.

Any DLTIP award generally would vest on the expiration of the 2008-2011 performance period only if Mr. Saridakis continues to be employed by the Company through the performance period, although accelerated vesting could occur upon a change in control and in connection with certain types of terminations (see the “Other Potential Post-Employment Payments” section for a description of other vesting circumstances).

Benefits and Perquisites

The Company’s NEOs are provided a limited number of perquisites (described in footnote 6 to the Summary Compensation Table), the primary purpose of which is to minimize distractions from the executives’ attention to important Company initiatives. The personal benefits and perquisites the Company provides to our NEOs are substantially the same as those offered to other senior executives, with the exception of certain perquisites that will be provided to Mr. Dubow after his retirement under the terms of his employment contract. For additional information about these post-retirement benefits, see the perquisites discussion under the “Other Potential Post-Employment Payments” section.

Post-Termination Pay

The Company sponsors a tax-qualified defined benefit retirement plan, the Gannett Retirement Plan (GRP), and a nonqualified retirement plan, the Gannett Supplemental Retirement Plan (SERP). The Company also offers a tax-qualified defined contribution plan, the Gannett 401(k) Savings Plan (401(k) Plan), as well as a tax-advantaged Deferred Compensation Plan (DCP) and a Transitional Compensation Plan, which together with the GRP and SERP, assist the Company in recruiting and retaining employees and in providing management stability and long-term commitment.

On August 1, 2008, as part of a comprehensive evaluation of its retirement program, the Company made significant changes to the GRP, SERP, 401(k) Plan and DCP. As discussed in greater detail below, on August 1, 2008, the following changes became effective:

•	The benefits for almost all participants in the GRP and SERP were frozen.

•

Participants whose benefits were frozen under the GRP and, if applicable, the SERP commenced receiving higher matching contributions under the 401(k) Plan. The Company also began making additional employer contributions to the 401(k) Plan and DCP on behalf of certain employees, including Mr. Saridakis.

•

Certain employees, including Mr. Dubow, Ms. Martore, Mr. Dickey and Mr. Hunke, continued to accrue benefits under the SERP after August 1, 2008, but at a rate that is one-third less than the pre-August 1, 2008 rate. These employees do not receive the benefit enhancements made to the 401(k) Plan or the DCP.

Gannett Retirement Plan (GRP)

The GRP provides retirement income to the majority of the Company’s employees based in the United States. The plan provides benefits for employees based upon years of credited service, and the highest consecutive five-year average of an employee’s compensation out of the final ten years of employment, referred to as final average earnings, or FAE. Compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans other than the DCP.

Effective January 1, 1998, the Company made a significant change to the GRP for service after that date. Certain employees who were either retirement-eligible or had a significant number of years of service with the Company were “grandfathered” in the plan provisions applicable to them prior to the change (pre-1998 plan provisions). Other employees were transitioned to the post-1997 plan provisions under the GRP.

The pre-1998 GRP provisions provide for a benefit that is expressed as a monthly annuity at normal retirement equal to a gross benefit reduced by a portion of the participant’s Social Security benefit. Generally, a participant’s gross benefit is calculated by multiplying the participant’s years of credited service by specified percentages (generally 2% for a participant’s first 25 years of credited service and 0.7% for years of credited service in excess of 25) and multiplying such amount by the participant’s FAE. Benefits under the pre-1998 GRP provisions are paid in the form of monthly annuity payments for the life of the participant and, if applicable, the participant’s designated beneficiary. The pre-1998 GRP provisions provide for early retirement subsidies for participants who terminate employment after attaining age 55 and completing five years of service and elect to commence benefits before age 65. Under these provisions, a participant’s gross benefit that would otherwise be paid at age 65 is reduced by 4% for each year the participant retires before age 65. If a participant terminates employment after attaining age 60 with 25 years of service, the participant’s gross benefit that would otherwise be paid at age 65 is reduced by 2.5% for each year the participant retires before age 65.

The post-1997 GRP provisions provide for a benefit under a pension equity formula, which generally expresses a participant’s benefit as a current lump sum value based on the sum of annual percentages credited to each participating employee. The percentages increase with years of service, and, in some circumstances, with age. Upon termination or retirement, the total percentages are applied to a participant’s FAE resulting in a lump sum benefit value. The pension equity benefit can be paid as either a lifetime annuity or a lump sum.

The GRP benefit for each of our NEOs is calculated under the post-1997 GRP provisions. However, as noted below, Mr. Dubow’s, Ms. Martore’s, Mr. Dickey’s and Mr. Hunke’s SERP benefits are calculated under the pre-1998 GRP provisions. Each of the NEOs is fully vested in his or her GRP benefit as of December 27, 2009.

On August 1, 2008, the Gannett Retirement Plan was frozen such that most participants, including each of the NEOs, ceased to earn additional benefits for compensation or service earned on or after that date. Until benefits commence, participants’ frozen benefits are periodically adjusted to reflect increases in a specified cost-of-living index (i.e., the consumer price index for all urban consumers published by the U.S. Department of Labor Bureau of Statistics for U.S. all items less food and energy).

Gannett Supplemental Retirement Plan (SERP)

The SERP is a nonqualified retirement plan maintained to attract and retain a highly-motivated executive workforce by providing eligible employees with retirement benefits that cannot be provided under the GRP due to the Internal Revenue Code, which limits the compensation that can be recognized under qualified retirement plans as well as imposes limits on the amount of benefits which can be paid. For some participants, including Mr. Dubow, Ms. Martore, Mr. Dickey and Mr. Hunke, the SERP also provides a benefit equal to the difference between the benefits calculated under the pre-1998 GRP formula and the amount they will receive from the GRP under the post-1997 formula. For all SERP participants, the benefit calculated under the applicable SERP formula is reduced by benefits payable from the GRP.

In conjunction with the Company’s decision to freeze benefits under the GRP, the Company also decided to make changes to benefits under the SERP. Generally, SERP participants whose SERP benefits were calculated under the pre-1998 GRP formula will continue to accrue benefits under the SERP. However, their benefits for credited service after August 1, 2008 are calculated at a rate that is one-third less than the pre-August 1, 2008 rate. NEOs affected by this change are Mr. Dubow, Ms. Martore, Mr. Dickey and Mr. Hunke. Mr. Dubow, Ms. Martore and Mr. Hunke are currently eligible for early retirement under the pre-1998 GRP formula that applies to them under the SERP; Mr. Dickey is not.

Effective August 1, 2008, SERP participants whose SERP benefits were not calculated under the pre-1998 GRP formula had their SERP benefits frozen such that they ceased to earn additional benefits for compensation or service earned on or after that date. Until benefits commence, such participants’ frozen benefits are periodically adjusted to reflect increases in a specified cost-of-living index. Mr. Saridakis is the only NEO affected by this change.

SERP benefits are generally paid in the form of a lump sum amount when a participant separates from service or, if later, the date the participant attains age 55, except that payment is accelerated in the event that the Company undergoes a change in control. As of December 27, 2009, Mr. Dubow, Ms. Martore and Mr. Hunke are fully vested in their SERP benefits, Mr. Saridakis is not vested in his SERP benefit, and Mr. Dickey is partially vested in his SERP benefit.

Gannett 401(k) Savings Plan (401(k) Plan)

Most of the Company’s employees based in the United States can participate in the 401(k) Plan, which permits eligible participants to make pre-tax contributions and provides for matching and other employer contributions. Effective August 1, 2008, participants whose benefits are frozen under the GRP and, if applicable, the SERP commenced receiving higher matching contributions under the 401(k) Plan. Under the new formula, the matching contribution rate generally increased from 50% of the first 6% of compensation that an employee elects to contribute to the plan to 100% of the first 5% of compensation. The Company also commenced making additional employer contributions to the 401(k) Plan on behalf of certain employees, including Mr. Saridakis but none of the other NEOs. For purposes of the 401(k) Plan, compensation generally includes a participant’s base salary, performance-based bonuses, and pre-tax contributions to the Company’s benefit plans.

Gannett Deferred Compensation Plan (DCP)

Each NEO who participates in the DCP may elect to defer all or a portion of his or her compensation under the DCP, provided that the minimum deferral must be $5,000 for each form of compensation (salary and bonus) for the year of deferral. The amounts deferred by each NEO are vested and will be deemed invested in the fund or funds designated by such NEO from among a number of funds selected by the Committee. The investment options available to our NEOs under the DCP are generally the same as those available to all employee-participants under the 401(k) Plan.

Effective August 1, 2008, the DCP was amended to provide for Company contributions on behalf of certain employees whose benefits under the 401(k) Plan are capped by Internal Revenue Code rules that limit the amount of compensation that can be taken into account when calculating benefits under a qualified plan. Generally, Company contributions to the DCP are calculated by applying the same formula that applies to an employee’s matching and additional employer contributions under the 401(k) Plan to the employee’s compensation in excess of the Internal Revenue Code compensation limit. However, participants are not required to make elective contributions to the DCP to receive an employer contribution under the DCP. Mr. Saridakis will be credited with Company contributions to the DCP based on his compensation in excess of the Internal Revenue Code compensation limit, and Mr. Saridakis is vested in his right to receive such benefits. Executives who continue to accrue reduced benefits under the SERP after August 1, 2008, including Mr. Dubow, Ms. Martore, Mr. Dickey and Mr. Hunke, do not receive Company contributions under the DCP.

Amounts that a participant elects to defer into the DCP are generally paid at the time and in the form elected by the participant, provided that if the participant terminates employment before attaining age 55 and completing five years of service, benefits are paid in a lump sum amount upon such termination (although for pre-2005 deferrals the Committee may pay such deferrals in five annual installments). The DCP permits participants to receive in-service withdrawals of participant contributions for unforeseeable emergencies and certain other circumstances. Prior to when the deferrals are made, a participant may make a special election as to the time and form of payment for benefits that become payable due to the participant’s death or disability if payments have not already commenced, and deferrals will be paid in accordance with such elections under those circumstances. Company contributions to the DCP are generally paid in the form of a lump sum amount when a participant separates from service. The payment of post-2004 Company and participant DCP contributions is accelerated in the event that the Company undergoes a change in control.

Gannett Transitional Compensation Plan

The Transitional Compensation Plan provides severance pay upon a change in control of the Company for all NEOs. The plan provides payments in the event of an involuntary termination without “cause,” a voluntary termination for “good reason,” or a voluntary termination within 30 days after the first anniversary of the change in control.

The Transitional Compensation Plan assures the Company that it would have the continued dedication of, and the availability of objective advice and counsel from, our NEOs notwithstanding the possibility, threat or occurrence of a change in control and promotes retention and continuity of management for at least one year after a change in control. Change in control arrangements also facilitate the Company’s ability to attract and retain management as the Company competes for talented employees in a marketplace where such protections are common. See “Change in Control” under “Other Potential-Post Employment Payments.”

Recoupment

The Company includes a “claw back” provision in its SO awards requiring repayment of all profit realized during the twelve-month period following the first public issuance or filing with the SEC of a financial document that is subsequently restated. The claw back applies if the restatement occurred because of the grantee’s misconduct or the grantee is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid to a company’s CEO and three other most highly compensated executive officers other than the CFO for any fiscal year. However, Section 162(m)

exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The Committee has structured, and intends to continue to structure, performance-based compensation, including SOs and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. For example, in February 2009, the Committee established a limit on NEO annual bonuses based on a percentage of the Company’s operating cash flow for the purpose of preserving their deductibility under Section 162(m). However, the Committee reserves the authority to award non-deductible compensation in circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) does in fact do so. For 2009, approximately $233,725 of the compensation paid to Mr. Dubow was not deductible under Section 162(m).

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures included in this Proxy Statement. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Form 10-K for its 2009 fiscal year, and the Board has approved that recommendation.

Executive Compensation Committee

Duncan M. McFarland, Chair

Arthur H. Harper

Marjorie Magner

Karen Hastie Williams

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Craig A. Dubow (Chairman and CEO)	2009	942,308	1,450,000	1,255,000	585,000	292,534	173,850	4,698,692
	2008	1,166,667	875,000	132,000	817,800	0	150,902	3,142,369
	2007	1,200,000	1,750,000	1,007,650	3,351,000	57,101	147,379	7,513,130

Gracia C. Martore (President, COO and CFO)	2009	659,615	950,000	1,054,200	234,000	1,016,323	104,056	4,018,194
	2008	700,000	300,000	69,564	215,760	0	100,572	1,385,896
	2007	700,000	600,000	575,800	703,710	73,781	105,228	2,758,519

Robert J. Dickey (President/USCP)	2009	588,942	410,000	376,500	140,400	350,015	70,734	1,936,591
	2008	588,000	360,000	188,546	125,580	259,261	418,788	1,940,175

David L. Hunke (President and Publisher/USA TODAY)	2009	463,141	355,000	307,250	73,800	249,759	405,711	1,854,661

Christopher D. Saridakis	2009	471,154	330,000	276,100	112,320	65	97,858	1,287,497
(Senior Vice President and CDO)	2008	500,000	260,000	423,084	534,000	4,312	86,485	1,807,881

(1)	Mr. Dubow voluntarily reduced his salary from the $1.2 million minimum provided in his employment contract to $1 million beginning November 1, 2008 and continuing through 2009. The amounts reported in this column for 2009 reflect a reduction of each NEO’s salary in the equivalent amount of three weeks’ salary (almost 6%) as a result of the Company’s furlough and salary reduction program.

(2)	See the “Compensation Discussion and Analysis” section for a discussion of how the bonus amounts were determined. The amount reported in this column for Mr. Hunke includes an $85,000 relocation bonus in connection with his promotion to President and Publisher/USA TODAY.

(3)	Amounts in this column represent the aggregate grant date fair value of RSU awards computed in accordance with Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”) based on the assumptions set forth in footnote 11 to the Company’s 2009 audited financial statements.

(4)	Amounts in this column represent the aggregate grant date fair value of SO awards computed in accordance with ASC 718 based on the assumptions set forth in footnote 11 to the Company’s 2009 audited financial statements.

(5)	Amounts in this column represent the aggregate increase, if any, of the accumulated benefit liability relating to the NEO under the GRP and the SERP in the applicable fiscal year. The 2008 amounts shown for Mr. Dubow and Ms. Martore do not reflect the year over year decrease in the aggregate value of their pensions of $595,237 and $232,528, respectively. Amounts are calculated by comparing values as of the pension plan measurement date used for the Company’s financial statements for the applicable fiscal years. This includes the value of any additional service accrued, the impact of any compensation increases received, the impact of any plan amendments made during the period, and growth attributable to interest, if applicable. The Company uses the same assumptions it uses for financial reporting under generally accepted accounting principles with the exception of retirement age, pre-retirement mortality and probability of turnover prior to retirement. The assumed retirement age for the above values is the earliest age at which an executive could retire without any benefit reduction due to age. The above values are calculated assuming each NEO survives to the assumed retirement age. To the extent the assumptions used for reporting changed from the prior year to the current year, the impact is reflected in the above values.

(6)	Amounts for 2009 reported in this column include (i) annual life insurance premiums paid by the Company for Mr. Dubow in the amount of $53,900 and for Ms. Martore in the amount of $30,500; (ii) a matching contribution of $7,350 to each NEO’s 401(k) account other than Mr. Saridakis who received a matching contribution of $12,250 to his 401(k) account; (iii) a Company contribution into Mr. Saridakis’s DCP account in the amount of $24,308 (for an explanation of this payment, see discussion of the Deferred Compensation Plan beginning on page 36); (iv) premiums paid by the Company for supplemental medical coverage; (v) Company-provided automobile, (vi) occasional personal use of Company aircraft; (vii) Company-provided lunch during working hours, as needed; (viii) legal and financial services; (ix) payment to Mr. Hunke in the amount of $250,000 to reimburse him for a loss incurred as a result of the sale of his former residence in connection with his relocation to USA TODAY headquarters following his promotion to President and Publisher of USA TODAY and a tax gross-up payment in the amount of $118,732 to Mr. Hunke in respect of that relocation benefit, each as provided under the Company’s relocation policy applicable to management employees generally; (x) Gannett Foundation grants to eligible charities recommended by each NEO of up to $15,000 annually; (xi) tax gross-up payments of $2,218 to Mr. Dickey in respect of his 2008 relocation benefit, as provided under the Company’s relocation policy applicable to management employees generally, and $1,348 to Mr. Dickey related to his attendance at an employee’s spouse’s funeral at which his wife accompanied him, as provided under the Company’s humanitarian trips policy applicable to management employees generally; and (xii) premiums paid by the Company for travel accident insurance, which for Mr. Dubow amounted to $30,380 in 2009. The NEOs also occasionally receive tickets to sporting events for personal use if the tickets are not needed for business use, for which the Company does not incur incremental costs.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date (1)	Committee Meeting Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Under- lying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Mr. Dubow	2/25/09	2/24/09		500,000	3.75	585,000
	12/11/09	12/8/09	100,000			1,255,000

Ms. Martore	2/25/09	2/24/09		200,000	3.75	234,000
	12/11/09	12/8/09	84,000			1,054,200

Mr. Dickey	2/25/09	2/24/09		120,000	3.75	140,400
	12/11/09	12/8/09	30,000			376,500

Mr. Hunke	5/1/09	4/27/09		45,000	4.37	73,800
	5/1/09	4/27/09	15,000			56,250
	12/11/09	12/8/09	20,000			251,000

Mr. Saridakis(6)	2/25/09	2/24/09		96,000	3.75	112,320
	12/11/09	12/8/09	22,000			276,100

(1)	See the “Compensation Discussion and Analysis” section for a discussion of the timing of various pay decisions.

(2)	The RSU grants reported in this column generally vest in full on the fourth anniversary of the grant date, at which time each officer will receive an equivalent number of shares of Company stock. If an individual retires after attaining age 55 and completing five years of service before the fourth anniversary of the grant date, the shares underlying the award generally are issued on a pro rata basis.

(3)	The SOs reported in this column as granted in February 2009 generally vest in four equal annual installments beginning on February 25, 2010 and will expire on February 24, 2017. The SOs granted to Mr. Hunke in May 2009 vest in four equal annual installments beginning on December 12, 2009 and will expire on December 12, 2016.

(4)	These SOs have an exercise price equal to the closing price of the Company’s stock on the grant date.

(5)	The full grant date fair value was computed in accordance with ASC 718, based on the assumptions set forth in footnote 11 to the Company’s 2009 audited financial statements. There can be no assurance that the ASC 718 amounts shown in the table will ever be realized by an executive officer.

(6)	Mr. Saridakis also participates in the Digital Long-Term Incentive Plan (DLTIP), the terms of which were amended in February 2009. Estimated future DLTIP payouts are reported in the following table.

Name	Grant Date	Committee Meeting Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)
			Threshold ($) (b)	Target ($) (c)	Maximum ($) (d)
Mr. Saridakis	1/14/08	12/4/07	900,000	3,000,000	6,000,000

(a)	Mr. Saridakis participates in the Digital Long-Term Incentive Plan (DLTIP) described on page 33. The Company did not achieve the minimum level performance for 2008 or 2009 under the DLTIP. Accordingly, amounts shown in this table reflect no payout of the 2008 or 2009 “Part A” performance award.

(b)	The threshold amount reflected in the table assumes that the Company’s performance will meet the minimum performance level for both DLTIP performance goals during each annual performance period from 2010 – 2011 and for the full four-year performance period. If the Company does not achieve the minimum performance level for either DLTIP performance goal during any performance period, then Mr. Saridakis will not receive any DLTIP payout; although, in the event of a change in control a payout could occur.

(c)	The target amount reflected in the table assumes that the Company’s performance will meet the target performance level for both DLTIP performance goals during each annual performance period from 2010 – 2011 and for the full four-year performance period.

(d)	The maximum amount reflected in the table assumes that the Company’s performance will meet the maximum performance level for both DLTIP performance goals during each annual performance period from 2010 – 2011 and for the full four-year performance period.

ADDITIONAL INFORMATION REGARDING THE SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS TABLE

Mr. Dubow

In February 2007, the Company entered into a new employment contract with Mr. Dubow. The contract provides for a rolling three-year term until such time as either Mr. Dubow or the Company provides notice of non-extension, in which case the term of the contract would expire on December 31 of the second year following the effective time of the notice. During his employment, Mr. Dubow is entitled to receive an annual base salary of $1.2 million or such greater amount as the Committee determines, and an annual bonus at the discretion of the Committee. (Mr. Dubow voluntarily reduced his salary to $1 million in 2009 and again in 2010; however, in the event Mr. Dubow is terminated, his benefits under his employment contract, the SERP and certain other plans will be calculated assuming he did not voluntarily reduce his salary.) All SOs and RSUs granted to Mr. Dubow on or after July 15, 2005 will vest fully within four years from the grant date, will vest immediately upon termination of employment (other than by the Company for “good cause”) and, in the case of SOs, upon any such acceleration will remain exercisable for the lesser of the remaining term or four years. Also, upon termination of employment prior to his 58th birthday, other than by the Company for “good cause,” by Mr. Dubow without “good reason,” as a result of death or by reason of Mr. Dubow failing to renew his term of employment, Mr. Dubow’s SERP benefit would reflect service credit as if he had remained employed through his 58th birthday and compensation during the additional service period shall be assumed equal to his annual base salary at the time of termination, before reflecting any voluntary reductions in salary (but not less than $1.2 million), plus the greater of (1) his most recent incentive bonus or (2) the average of his three most recent incentive bonuses. See also the “Other Potential Post-Employment Payments” section for more information about post-employment benefits.

Ms. Martore

In February 2007, the Company entered into a new employment contract with Ms. Martore. The contract provides for a rolling three-year term until such time as either Ms. Martore or the Company provides notice of non-extension, in which case the term of the contract would expire on December 31 of the second year following the effective time of the notice. During her employment, Ms. Martore will receive an annual base salary of $700,000 or such greater amount as the Committee determines, and an annual bonus at the discretion of the Committee. All SOs and RSUs granted to Ms. Martore on or after February 25, 2005 will vest fully within four years from the grant date, will vest immediately upon termination of employment (other than by the Company for “good cause”) and, in the case of SOs, upon any such acceleration will remain exercisable for the lesser of the remaining term or three years.

Also, upon termination of employment prior to her 60th birthday, other than by the Company for “good cause,” by Ms. Martore without “good reason,” as a result of death or by reason of Ms. Martore failing to renew her term of employment, Ms. Martore’s SERP benefit would reflect service credit as if she had remained employed through her 60th birthday and compensation during the additional service period shall be assumed equal to her annual base salary at the time of termination, before reflecting any voluntary reductions in salary (but not less than $700,000), plus the greater of (1) her most recent incentive bonus or (2) the average of her three most recent incentive bonuses. See also the “Other Potential Post-Employment Payments” section for more information about post-employment benefits.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of securities underlying unexer- cised Options (#) Exerci- sable	Number of securities underlying unexercised Options (#) Unexer- cisable		Option Exer- cise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Dubow	3,375			56.25	7/24/2010
	9,250			54.31	12/5/2010
	70,000			69.35	12/2/2011
	80,000			70.21	12/3/2012
	77,000			87.33	12/12/2013
	69,000			80.90	12/10/2012
	225,000			71.94	12/10/2012
	200,000			60.29	12/9/2013
	150,000	150,000	(1)	61.26	2/27/2015
	58,750	176,250	(2)	31.75	2/26/2016
		500,000	(3)	3.75	2/24/2017
						10,000	(4)	156,300
						35,000	(5)	547,050
						100,000	(6)	1,563,000
						100,000	(7)	1,563,000

Ms. Martore	1,750			56.25	7/24/2010
	3,500			54.31	12/5/2010
	40,000			69.35	12/2/2011
	48,000			70.21	12/3/2012
	10,000			75.30	12/3/2012
	60,000			87.33	12/12/2013
	56,000			80.90	12/10/2012
	51,000			60.29	12/9/2013
	35,000			55.99	12/9/2013
	31,500	31,500	(1)	61.26	2/27/2015
	15,500	46,500	(2)	31.75	2/26/2016
		200,000	(3)	3.75	2/24/2017
						6,000	(4)	93,780
						20,000	(5)	312,600
						52,700	(6)	823,701
						84,000	(7)	1,312,920

Mr. Dickey	4,700			56.25	7/24/2010
	8,000			54.31	12/5/2010
	1,100			69.35	12/04/2011
	12,500			69.35	12/02/2011
	14,500			70.21	12/03/2012
	13,000			87.33	12/12/2013
	11,000			80.90	12/10/2012
	7,500			63.86	12/10/2012
	33,000			60.29	12/09/2013
	10,000	10,000	(1)	61.26	2/27/2015
	5,000	15,000	(2)	31.75	2/26/2016

	Option Awards					Stock Awards
Name	Number of securities underlying unexer- cised Options (#) Exerci- sable	Number of securities underlying unexercised Options (#) Unexer- cisable		Option Exer- cise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
	9,000	9,000	(8)	29.98	12/7/2015
		120,000	(3)	3.75	2/24/2017
						4,000	(9)	62,520
						1,200	(4)	18,756
						3,600	(5)	56,268
						7,000	(5)	109,410
						22,300	(6)	348,549
						30,000	(7)	468,900

Mr. Hunke	8,800			56.25	7/24/2010
	12,000			54.31	12/5/2010
	1,500			69.35	12/4/2011
	22,000			69.35	12/2/2011
	24,000			70.21	12/3/2012
	22,000			87.33	12/12/2013
	19,000			80.90	12/10/2012
	13,500			60.29	12/9/2013
	8,625	2,875	(10)	59.96	12/8/2014
	3,300	3,300	(8)	35.84	12/7/2015
	4,875	14,625	(11)	7.53	12/12/2016
	11,250	33,750	(11)	4.37	12/12/2016
						800	(4)	12,504
						300	(12)	4,689
						1,850	(5)	28,916
						4,300	(6)	67,209
						15,000	(13)	234,450
						20,000	(7)	312,600

Mr. Saridakis	75,000	75,000	(8)	33.92	12/7/2015
		96,000	(3)	3.75	2/24/2017
						15,000	(5)	234,450
						16,200	(6)	253,206
						22,000	(7)	343,860

(1)	The unvested portion of these SOs will vest in two equal annual installments beginning February 28, 2010.

(2)	The unvested portion of these SOs will vest in three equal annual installments beginning February 27, 2010.

(3)	The unvested portion of these SOs will vest in four equal annual installments beginning February 25, 2010.

(4)	These RSUs will vest on December 8, 2010. The value of these RSUs is based on the product of the number of RSUs multiplied by $15.63, the closing price of a share of Company stock on December 24, 2009. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(5)	These RSUs will vest on December 7, 2011. The value of these RSUs is based on the product of the number of RSUs multiplied by $15.63, the closing price of a share of Company stock on December 24, 2009. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(6)	These RSUs will vest on December 12, 2012. The value of these RSUs is based on the product of the number of RSUs multiplied by $15.63, the closing price of a share of Company stock on December 24, 2009. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(7)	These RSUs will vest on December 11, 2013. The value of these RSUs is based on the product of the number of RSUs multiplied by $15.63, the closing price of a share of Company stock on December 24, 2009. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(8)	The unvested portion of these SOs will vest in two equal installments beginning December 7, 2010.

(9)	These RSUs will vest on October 23, 2010. The value of these RSUs is based on the product of the number of RSUs multiplied by $15.63, the closing price of a share of Company stock on December 24, 2009. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(10)	The unvested portion of these SOs will vest on December 8, 2010.

(11)	The unvested portion of these SOs will vest in three equal installments beginning December 12, 2010.

(12)	These RSUs will vest on March 1, 2011. The value of these RSUs is based on the product of the number of RSUs multiplied by $15.63, the closing price of a share of Company stock on December 24, 2009. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

(13)	These RSUs will vest on May 1, 2013. The value of these RSUs is based on the product of the number of RSUs multiplied by $15.63, the closing price of a share of Company stock on December 24, 2009. There can be no assurance that the amounts shown in the table will ever be realized by an executive officer.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Craig A. Dubow	0	0	0	0
(Chairman and CEO)
Gracia C. Martore	0	0	3,750	45,000
(President, COO and CFO)
Robert J. Dickey	0	0	1,100	13,200
(President/USCP)
David L. Hunke	0	0	700	8,400
(President and Publisher/USA TODAY)
Christopher D. Saridakis	0	0	0	0
(Senior Vice President and CDO)

(1)	These shares vested on the fourth anniversary of their December 9, 2005 grant date.

(2)	These amounts equal the product of the number of vested shares multiplied by $12.00, the closing price of a share of Company stock on December 9, 2009.

PENSION BENEFITS

The table below shows the actuarial present value as of December 27, 2009 of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each, under each of the Gannett Retirement Plan, or GRP, and the Supplemental Retirement Plan, or SERP, in each case, determined using assumptions consistent with those used in the Company’s financial statements, except with respect to pre-retirement mortality, probability of turnover prior to retirement and retirement age. The assumed retirement age reflected below is age 65 for Mr. Dubow, Ms. Martore, Mr. Dickey and Mr. Hunke, and age 55 for Mr. Saridakis under the SERP but is immediate with respect to the GRP for all NEOs. These reflect payment at the earliest point in time at which benefits are available without any reduction for age. Information regarding the GRP and SERP can be found in the “Compensation Discussion and Analysis” section under the heading “Post-Termination Pay.”

Amounts shown in the table below give effect to additional service credit for each of Mr. Dubow and Ms. Martore, as provided under their employment contracts. If the additional service period extends service beyond the executive’s actual termination date, compensation during the additional service period is assumed equal to the executive’s annual base salary (but no less than the minimum contractually provided base salaries for Mr. Dubow and Ms. Martore, and ignoring any voluntary reduction of their salaries) plus the greater of (1) the executive’s most recent incentive bonus or (2) the average of the executive’s three most recent incentive bonuses. However, if the executive’s employment were terminated by the Company for “good cause,” by the executive without “good reason,” as a result of death, or by reason of the executive failing to extend the employment contract, their respective actual periods of credited service under the SERP and present value of accumulated benefits under the SERP would be reduced to 28.08 years and $6,688,264 in the case of Mr. Dubow; and 24.67 years and $3,472,449 in the case of Ms. Martore.

Name	Plan Name	Number of years credited service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Dubow	GRP	26.67	413,556	0
	SERP	30.92	7,566,367	0

Ms. Martore	GRP	23.25	508,814	0
	SERP	26.42	4,406,811	0

Mr. Dickey	GRP	18.75	269,000	0
	SERP	20.17	1,098,111	0

Mr. Hunke	GRP	15.92	257,315	0
	SERP	17.33	1,080,568	0

Mr. Saridakis	GRP	0.58	2,224	0
	SERP	0.58	2,153	0

NON-QUALIFIED DEFERRED COMPENSATION

The Gannett Deferred Compensation Plan, or DCP, is a non-qualified plan that allows Company executives to defer all or a portion of their compensation. Participant contributions that are not treated as if invested in the Company’s stock are generally distributed in cash, and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of stock or cash, at the Company’s election. Effective August 1, 2008, the DCP also provides for Company contributions for certain participants. Information regarding the DCP can be found in the “Compensation Discussion and Analysis” section under the heading “Post-Termination Pay.”

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)		Aggregate earnings in Last FY ($)	Aggregate withdrawals/ distributions in Last FY ($)	Aggregate balance at Last FYE ($)
Mr. Dubow	0		0		254,360	210,918	293,741

Ms. Martore	75,000	(1)	0		647,490	274,016	2,278,010

Mr. Dickey	0		0		0	0	0

Mr. Hunke	0		0		0	0	0

Mr. Saridakis	0		24,308	(2)	21,225	0	55,950	(2)

(1)	This amount represents the deferral of 25% of Ms. Martore’s annual incentive bonus for 2008.

(2)	The Company makes contributions to the DCP in the form of Company stock on behalf of Mr. Saridakis in an amount equal to 5% of his compensation that exceeds the Internal Revenue Code limits on the amount of compensation that can be taken into account when calculating benefits under a qualified plan. Company contributions are distributed in cash. The amounts shown in these columns reflect the Company contribution made in February 2010 for services provided by Mr. Saridakis in 2009.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The Company’s employee benefit programs provide the NEOs with post-termination benefits in a variety of circumstances. The amount of compensation payable may vary depending on the nature of the termination, whether as a result of retirement/voluntary termination, involuntary not-for-cause termination, termination following a change in control and in the event of disability or death of the executive. The discussion below describes the varying amounts payable to each NEO in each of these situations. It assumes, in each case, that the officer’s termination was effective as of December 27, 2009. In presenting this disclosure, we describe amounts earned through December 27, 2009, taking into account, where applicable, bonuses paid in 2010 but earned as a result of 2009 performance, and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company, our estimates of the amounts which would be paid out to the executives upon their termination, had it occurred on December 27, 2009. Some payments would be automatically delayed or modified if required under Section 409A of the Internal Revenue Code.

Retirement/Voluntary Termination

In the case of a NEO’s retirement or voluntary termination, the Company would provide the executive with post-retirement or post-termination benefits that currently include the following:

•

Pension.    The vested portions of the executive’s GRP and SERP benefits are payable at the date of termination, in the case of the GRP, and at the later of the termination date or the date the executive reaches age 55, in the case of the SERP. Further, in the case of retirement or voluntary termination, Mr. Dubow and Ms. Martore would not receive the additional service credits under the SERP provided for in their employment contracts.

•

RSUs and SOs.    Executives who retire or voluntarily terminate after attaining age 55 and completing five years of service are generally entitled to receive a prorated portion of their RSU grants, based on the number of full months worked during the term of the grants. The SOs of executives who retire or voluntarily terminate after attaining age 55 and completing five years of service continue to vest and generally remain exercisable for the lesser of the remaining term or three years. The employment contracts with Mr. Dubow and Ms. Martore provide that, upon these executives’ termination of employment other than for “good cause” (as defined below under “Other Potential Post-Termination Payments to Mr. Dubow and Ms. Martore under their Employment Contracts and to Mr. Saridakis under his Termination Benefits Agreement”), all SOs and RSUs granted to them after July 15, 2005, in the case of Mr. Dubow, and February 25, 2005, in the case of Ms. Martore, would become fully vested on the date of termination and, in the case of SOs, would remain exercisable for the lesser of the remaining term of the SOs or four years, in the case of Mr. Dubow, or three years, in the case of Ms. Martore. Executives who voluntarily terminate before attaining age 55 and completing five years of service forfeit all unvested RSUs and SOs.

Potential Payment Obligation Upon Retirement/Voluntary Termination

	Mr. Dubow ($)		Ms. Martore ($)	Mr. Dickey ($)	Mr. Hunke ($)	Mr. Saridakis ($)
Pension	9,533,338		5,072,947	353,406	1,700,694	2,012
Stock Options	5,940,000		2,376,000	0	498,488	0
Restricted Stock Units	3,829,350		2,543,001	0	78,056	0
TOTAL(1)	19,302,688	(2)	9,991,948	353,406	2,277,238	2,012

(1)

Mr. Dubow and Ms. Martore own universal life insurance policies each with a face amount equal to 100% of the sum of two times salary and last bonus plus $300,000 for Mr. Dubow and $200,000 for Ms. Martore. The face amount of Mr. Dubow’s and Ms. Martore’s policies will reduce 10% each year upon retirement, to a minimum of $350,000. The Company will pay the policy premium in full by the time the executive reaches age 65. Until the policy premiums are paid in full, the expected annual cost to the Company of these premiums ranges from $25,000—$50,000 per executive per year but are subject to variance pursuant to customary insurance underwriting procedures. Mr. Dickey, Mr. Hunke and Mr. Saridakis currently have life insurance coverage under the Company’s group policy equal to one times salary and last bonus. All NEOs receive the following post-retirement perquisites if they terminate employment after attaining at least 55 years of age and completing at least five years of service: (i) legal and financial counseling services on the same basis as available to an active executive at the time his or her employment terminates, until April 15 of the year of retirement or the year following retirement; (ii) the right to purchase the Company-owned car provided to the executive at the time of termination at fair market value, (iii) supplemental medical insurance coverage for the executive and his or her family with a maximum annual benefit of $25,000 per executive family; and (iv) generally permitted to recommend Gannett Foundation grants to eligible charities up to $15,000 annually for a period of five years after retirement. As of December 27, 2009, Mr. Dickey and Mr. Saridakis have not satisfied the age and service requirements to receive these benefits, and Mr. Dubow, Ms. Martore and Mr. Hunke have the right to receive these benefits. If the executive is asked to represent the Company at a function or event, the executive is provided travel accident insurance. During the first year, we estimate the expected incremental cost to the Company for these post-retirement benefits would be $47,500 for each NEO who is eligible to receive them. Thereafter, we estimate the expected annual incremental cost to the Company would be $22,500 for each NEO who is eligible to receive them. Except as otherwise provided with respect to Mr. Dubow, the Company reserves the right, in its sole discretion, to amend or terminate the life insurance benefit and the post-retirement perquisites from time-to-time, provided that any changes with respect to the benefits provided to one executive shall also apply to similarly situated current and former executives.

(2)	In addition to the benefits described in footnote 1 to this table, Mr. Dubow would receive the following additional perquisites under his employment contract following his voluntary termination or retirement: a Medicare supplement and reimbursement for the cost of Medicare Part B coverage, beginning at age 65 and continuing for life; legal and financial counseling services on the same basis as available to an active executive at the time his employment terminates, for three years after his employment terminates, at an estimated incremental cost to the Company of $25,000 annually; use of Company aircraft for three years after his employment terminates, at times not inconveniencing the Company, the cost of which would be reimbursed by Mr. Dubow at the Company’s then-effective incremental hourly rate; ownership of existing home office equipment would be transferred to Mr. Dubow; home computer assistance, for three years after his employment terminates; use of an office, secretarial assistance and access to Company facilities at no charge for three years after his employment terminates; and access, for three years after his employment terminates, to one country club selected by Mr. Dubow of which the Company is a member at the time of his retirement and to which Mr. Dubow had access during the time of his employment, the cost of which would be reimbursed by Mr. Dubow. These post-retirement perquisites would terminate in the event that Mr. Dubow provides competitive services to a competitor of the Company, as described in his employment contract. We estimate annual incremental costs to the Company associated with these perquisites of $47,000.

Death

If the employment of a NEO is terminated as a result of the executive’s death, then each executive’s estate would be entitled to the following benefits:

•

Pension.    The spouse of an executive whose employment is terminated as a result of death would be entitled to receive the vested portions of the executive’s GRP and SERP benefits. The GRP benefit would be payable at the same time and have the same value as described in the Retirement/Voluntary Termination disclosure section. The executive’s vested benefit under the SERP would be payable to an eligible spouse at the later of the date of death or the date the executive would have attained age 55.

•

RSUs and SOs.    The executive’s estate generally would be entitled to receive a prorated portion of the executive’s RSU grants, based on the number of full months worked during the term of the grants. SOs continue to vest and generally remain exercisable by the executive’s estate for the lesser of the remaining term or three years.

•

Life insurance.    Death benefits are payable under individual policies maintained by the Company and owned by Mr. Dubow and Ms. Martore in the amounts shown in the table below. Mr. Dickey, Mr. Hunke and Mr. Saridakis participate in the Company’s group life insurance program applicable to all employees which provides for a benefit of one times salary and last bonus.

Potential Payment Obligation Upon Death

	Mr. Dubow ($)		Ms. Martore ($)		Mr. Dickey ($)	Mr. Hunke ($)	Mr. Saridakis ($)
Pension	9,533,338		5,072,947		353,406	1,700,694	2,012
Stock Options	5,940,000	(1)	2,376,000	(1)	1,069,200	498,488	855,360
Restricted Stock Units	3,829,350	(1)	2,543,001	(1)	232,762	78,056	180,526
Life Insurance	6,200,000		2,729,000		1,035,000	795,000	830,000
Additional Death Benefit	5,300,000	(2)	3,300,000	(2)	—	—	—
TOTAL(3)	30,802,688		16,020,948		2,690,368	3,072,238	1,867,898	(4)

(1)	Pursuant to their employment contracts, upon a termination of employment as a result of death, the estates of Mr. Dubow and Ms. Martore would be entitled to the same value of accelerated vesting of SOs and RSUs as described in the Retirement/Voluntary Termination disclosure section.

(2)	Pursuant to their employment contracts, upon a termination of employment as a result of death, the estates of Mr. Dubow and Ms. Martore would be entitled to a lump sum cash payment in an amount equal to two times the sum of (a) the executive’s base salary as of the date of death (but no less than the minimum contractually provided base salaries for Mr. Dubow and Ms. Martore, and ignoring any voluntary reduction of their salaries) and (b) the greater of (i) the amount of the executive’s annual bonus earned with respect to the year ended prior to the year of death, or (ii) the average of the executive’s three most recent annual bonuses as of the date of death.

(3)	The Company would continue to provide supplemental medical insurance coverage for the executive’s eligible dependents up to an annual maximum of $12,500 per year, in addition to the regular post-retirement medical insurance coverage available to the NEOs on the same terms as provided to Company retirees generally, for the duration of the life of the eligible dependents. We estimate annual incremental costs to the Company for this benefit of $7,500 for each of the NEOs.

(4)	Pursuant to the DLTIP, upon a termination of employment as a result of death, Mr. Saridakis’s estate would be entitled to a DLTIP payout consisting of amounts earned for all completed annual performance periods. No DLTIP amount has been included in the table above since the DLTIP performance goals for 2008 and 2009 were not met.

Disability

If the employment of a NEO is terminated upon the executive’s disability, then the executive would be entitled to the following post-termination benefits:

•

Pension.    Executives terminated due to disability are entitled to receive the vested portions of their GRP and SERP benefits. The payment under the Company’s SERP of the executive’s vested benefit would be made upon termination of employment, but not prior to age 55. In the case of termination for reason of disability, Mr. Dubow and Ms. Martore would receive the additional service credits under the SERP as provided for in their employment contracts. Compensation during the additional service period for Mr. Dubow and Ms. Martore would be assumed equal to the annual base salary (but no less than the minimum contractually provided base salaries for Mr. Dubow and Ms. Martore, and ignoring any voluntary reduction of their salaries) plus the greater of (1) the most recent incentive bonus or (2) the average of the three most recent incentive bonuses. The GRP benefit and the SERP benefit for each of Mr. Dickey, Mr. Hunke and Mr. Saridakis, would be payable at the same time and have the same value as described in the Retirement/Voluntary Termination disclosure section.

•

RSUs and SOs.    Executives are generally entitled to receive a prorated portion of their RSU grants, based on the number of full months worked during the term of the grants. SOs continue to vest and generally remain exercisable for the lesser of the remaining term or three years.

•

Disability Benefits.    Mr. Dubow and Ms. Martore are entitled to disability benefits under their employment contracts in the event that the Company terminates them due to a disability that the Company’s Board of Directors determines has incapacitated them or can reasonably be expected to incapacitate them from performing their duties for six months, but does not qualify them to be entitled to receive disability benefits under the Company’s disability plans applicable to all employees at the time of their termination. Under such circumstances, Mr. Dubow and Ms. Martore are entitled to a disability benefit equal to the benefit they would have been entitled to receive under the Company’s disability plans applicable to all employees if they had qualified for such benefits. This benefit is subject to certain conditions, limitations and offsets, including an offset for any benefit the executive becomes eligible to receive under the Company’s disability plans applicable to all employees. In the event that Mr. Dickey, Mr. Hunke and Mr. Saridakis become disabled they would be entitled to receive disability benefits under the Company’s disability plans applicable to all employees, but only if their condition qualifies them for such benefits. For the first six months of disability, disability benefits are paid at either 100% or 60% of the executive’s pre-disability compensation depending on the length of the executive’s service. After six months, disability benefits are paid at 60% of the executive’s pre-disability compensation. Disability benefits are subject to certain conditions, limitations and offsets, and generally continue for the duration of the disability, but not beyond age 65.

Potential Payment Obligation Upon Disability

	Mr. Dubow ($)		Ms. Martore ($)		Mr. Dickey ($)	Mr. Hunke ($)	Mr. Saridakis ($)
Pension	12,749,856		7,559,687		353,406	1,700,694	2,012
Stock Options	5,940,000	(1)	2,376,000	(1)	1,069,200	498,488	855,360
Restricted Stock Units	3,829,350	(1)	2,543,001	(1)	232,762	78,056	180,526
Disability Benefits(2)	6,104,540		2,917,898		5,711,202	2,161,547	6,898,106
Additional Disability Benefits	5,300,000	(3)	3,300,000	(3)	—	—	—
TOTAL(4)	33,923,746		18,696,586		7,366,570	4,438,785	7,936,004	(5)

(1)	Pursuant to their employment contracts, SOs and RSUs granted to Mr. Dubow and Ms. Martore would vest in the same manner as described in the Retirement/Voluntary Termination disclosure section.

(2)	In the event of a disability, each NEO is entitled to a Company-paid monthly disability benefit. The amounts set forth above represent the present value of the disability benefit applying the following assumptions: (i) the NEO incurred a qualifying disability on December 27, 2009 and the NEO remains eligible to receive disability benefits for the maximum period provided under the plan; (ii) the disability benefits are reduced by certain offsets provided for under the plan (e.g., a portion of the NEO’s SERP benefits); and (iii) IRS-prescribed mortality and interest rate assumptions are used to calculate the present value of such benefits.

(3)	Pursuant to their employment contracts, upon a termination of employment as a result of disability, Mr. Dubow and Ms. Martore would be entitled to a lump sum payment in an amount equal to two times the sum of (a) the executive’s base salary as of the date of termination (but no less than the minimum contractually provided for base salaries for Mr. Dubow and Ms. Martore, and ignoring any voluntary reduction of their salaries) and (b) the greater of (i) the amount of the executive’s annual bonus earned with respect to the year ended prior to the year of termination, or (ii) the average of the executive’s three most recent annual bonuses as of the date of termination.

(4)	Each NEO would receive life and medical insurance and post-termination perquisites with the same respective values described in footnotes 1 and 2 to the Retirement/Voluntary Termination table.

(5)	Pursuant to the DLTIP, upon a termination of employment as a result of permanent disability, Mr. Saridakis would be entitled to a DLTIP payout consisting of amounts earned for all completed annual performance periods. No DLTIP amount has been included in the table above since the DLTIP performance goals for 2008 and 2009 were not met.

Change in Control

The Company has a Transitional Compensation Plan, or Transitional Plan, to assure the Company would have the continued dedication of, and the availability of objective advice and counsel from, key executives notwithstanding the possibility, threat or occurrence of a change in control and to promote retention and continuity of management for at least one year after a change in control. The Board believes it is imperative that the Company and the Board be able to rely upon key executives to continue in their positions and be available for advice, if requested, in connection with any proposal relating to a change in control without concern that those individuals might be distracted by the personal uncertainties and risks created by such a proposal.

With those goals in mind, the Transitional Plan provides that participants, including the NEOs, would be entitled to compensation following a change in control if (1) within two years from the date of the change in control the participant’s employment is terminated by the Company other than for “cause,” or by the employee for “good reason,” or (2) within a 30-day window period beginning on the first anniversary of the change in control, the executive terminates his or her employment voluntarily.

Following is a summary of several key terms of the Transitional Plan:

•

“change in control” means the first to occur of: (1) the acquisition of 20% or more of our then-outstanding shares of common stock or the combined voting power of our then-outstanding voting securities; (2) our incumbent directors cease to constitute at least a majority of the Board, except in connection with the election of directors approved by a vote of at least a majority of the directors then comprising the incumbent Board; (3) consummation of our sale in a merger or similar transaction or sale or other disposition of all or substantially all of our assets; or (4) approval by our shareholders of the Company’s complete liquidation or dissolution.

•

“cause” means (1) any material misappropriation of Company funds or property; (2) the executive’s unreasonable and persistent neglect or refusal to perform his or her duties which is not remedied in a reasonable period of time following notice from the Company; or (3) conviction of a felony involving moral turpitude.

•

“good reason” means the occurrence after a change in control of any of the following without the participant’s express written consent, unless fully corrected prior to the date of termination: (1) a material diminution of an executive’s duties or responsibilities; (2) a reduction in, or failure to pay timely, the executive’s compensation and/or other benefits or perquisites; (3) the relocation of the executive’s office outside the Washington, D.C. metropolitan area or away from the Company’s headquarters; (4) the failure of the Company or any successor to assume and agree to perform the Transitional Plan; or (5) any purported termination of the executive’s employment other than in accordance with the Transitional Plan. Any good faith determination of “good reason” made by the executive shall be conclusive.

•

“severance period” means a number of whole months equal to the participant’s months of continuous service with the Company or its affiliates divided by 3.33; provided, however, that in no event shall the participant’s severance period be less than 24 months or more than 36 months, regardless of the participant’s actual length of service. As of December 27, 2009, the severance periods for Mr. Dubow, Ms. Martore, Mr. Dickey, Mr. Hunke and Mr. Saridakis are 36, 36, 36, 36 and 24 months, respectively.

A NEO entitled to compensation under the Transitional Plan would receive:

•

Pension.    In addition to their vested GRP benefits, upon their termination of employment, Transitional Plan participants are entitled to a lump sum payment equal to the difference between (1) the amount that would have been paid under the SERP had the executive remained in the employ of the Company for the severance period and received the same level of salary and bonus which the executive received with respect to the fiscal year immediately preceding the date of the change in control or the termination date, whichever is higher, and (2) the amount payable under the SERP as of the later of the date of the change in control or the termination date, whichever is higher. Since Mr. Saridakis’s SERP benefit was subject to the service and pay freeze as of August 1, 2008, during his severance period his SERP benefit would not earn additional service or pay increases.

•

Cash severance payment.    Upon a Transitional Plan participant’s termination of employment, the participant is entitled to receive a lump sum amount equal to the sum of (i) any unpaid salary through the date of termination at the higher of the salary in effect immediately prior to change in control or on the termination date; and (ii) an amount equal to the highest annual bonus paid in the three preceding years which is prorated to reflect the portion of the fiscal year in which the participant was employed prior to termination. Additionally, Transitional Plan participants are paid a lump sum amount equal to the participant’s severance period divided by twelve multiplied by the sum of (1) the executive’s highest salary during the 12-month period prior to the termination date or, if higher, during the 12-month period prior to the change in control, and (2) the greater of (a) the highest bonus earned by the executive in the three fiscal years immediately prior to the year of the change in control or (b) the highest bonus earned by the executive with respect to any fiscal year during the period between the change in control and the date of termination.

•

Excise Tax Gross-Ups.    Transitional Plan participants would be entitled to receive payment of an amount sufficient to make them whole for any excise tax imposed on the payment under Section 4999 of the Internal Revenue Code. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, the Company has determined that excise tax gross-up payments are appropriate for Transitional Plan participants.

•

Retiree Medical and Life Insurance Credit.    For purposes of determining a Transitional Plan participant’s eligibility for retiree life insurance and medical benefits, the participant is considered to have attained the age and service credit that the participant would have attained had the participant remained employed until the end of the severance period.

In addition to the benefits afforded under the Transitional Plan, all SOs and RSUs immediately vest upon a change in control, and our NEOs would receive other benefits under the SERP, DCP and the Omnibus Plan upon a change in control that qualifies as a change in control under Code Section 409A, including:

•	SERP. All SERP benefits become immediately vested and benefits accrued up to the date of the change in control are paid out in the form of a lump sum distribution shortly after the change in control.

•	DCP. All post-2004 DCP benefits accrued up to the date of the change in control are paid in the form of a lump sum distribution shortly after the change in control.

•	Omnibus Plan. All RSUs are paid shortly after the change in control.

In certain cases the tax laws deny an income tax deduction to a company for payments that are contingent upon a change in control.

Potential Payment Obligation Upon Change in Control

	Mr. Dubow ($)		Ms. Martore ($)		Mr. Dickey ($)	Mr. Hunke ($)	Mr. Saridakis ($)
Pension(1)	12,917,080		8,603,176		3,333,337	2,948,170	7,410
Stock Options	5,940,000		2,376,000		1,425,600	498,488	1,140,480
Restricted Stock Units	3,829,350		2,543,001		1,064,403	660,368	831,516
Severance	8,850,000		4,950,000		3,105,000	2,640,000	1,660,000
Excise Tax Gross-up	7,687,343	(2)	4,804,984	(2)	2,682,182	2,175,510	1,980,302
TOTAL(3)	39,223,773		23,277,161		11,610,522	8,922,536	5,619,708	(4)

(1)	These amounts reflect the full benefits payable in the event of a change in control, including the additional pension credit to which the executive is entitled under the Transitional Plan (or his or her employment contract, if greater).

(2)	The amounts of the excise tax gross-ups for Mr. Dubow and Ms. Martore do not take into account a reasonable value allocable to the covenant-not-to-compete obligations that restrict Mr. Dubow and Ms. Martore for two years after he or she ceases employment with the Company. To the extent of the reasonable value allocable to Mr. Dubow’s and Ms. Martore’s covenants-not-to-compete, each of their excise tax gross-up amounts would decrease.

(3)	Each NEO would receive life and medical insurance benefits for the severance period in amounts no less than those that would have been provided had the executive not been terminated. We estimate incremental costs to the Company for these benefits as follows: Mr. Dubow—$184,200, Ms. Martore—$114,000, Mr. Dickey—$22,500, Mr. Hunke—$22,500, and Mr. Saridakis—$22,500. Each NEO would also receive a lump sum distribution in the amount shown in the DCP table on page 49. Each NEO also would receive post-termination perquisites with the same respective values described in footnotes 1 and 2 to the Retirement/Voluntary Termination table.

(4)	Pursuant to the Omnibus Plan, upon a change in control that qualifies as a change in control under Code Section 409A, Mr. Saridakis’s DLTIP award would vest and he would be paid a prorated portion of such award assuming that he achieved the target level of $4,000,000 for the full four-year performance period. That amount is not included in Mr. Saridakis’s total amount in the table above.

Other Potential Post-Termination Payments to Mr. Dubow and Ms. Martore under their Employment Contracts and to Mr. Saridakis under his Termination Benefits Agreement.

The Company may terminate the employment of Mr. Dubow, Ms. Martore or Mr. Saridakis for “good cause.” “Good cause” means (1) an intentional, non-incidental, misappropriation of funds or property of the Company by the executive; (2) unreasonable and persistent neglect or refusal by the executive to perform the duties described in his or her employment contract, which he or she does not remedy within 30 days after receipt of written notice; (3) the material breach by the executive of certain provisions of Mr. Dubow’s or Ms. Martore’s employment contract or Mr. Saridakis’s non-competition, non-solicitation and confidentiality agreement, which he or she does not remedy within 30 days after receipt of written notice; or (4) conviction of the executive of a felony. In the event of termination of employment for good cause, the executive would not receive any post-termination payments or benefits, with the exception of vested pension benefits, which would be payable at times and in amounts as described in the Retirement/Voluntary Termination disclosure section, and SOs and RSUs.

Mr. Dubow, Ms. Martore and Mr. Saridakis each may terminate his or her employment for “good reason.” “Good reason” would be deemed to exist if: (1) the executive is not elected or retained in his or her current positions (or such other senior executive position as the executive may agree to serve in); (2) the Company acts to materially reduce the duties and responsibilities described in Mr. Dubow’s or Ms. Martore’s employment contract or Mr. Saridakis’s termination benefits agreement; (3) the executive is required to report to anyone other than the Board of Directors, in the case of Mr. Dubow, or the Company’s CEO, in the case of Ms. Martore, or the Company’s President or CEO, in the case of Mr. Saridakis; (4) the Company changes the principal geographic location of the performance of Mr. Dubow’s or Ms. Martore’s duties away from the Washington, D.C. metropolitan area; or (5) the Company materially breaches the applicable agreement with the executive. In the event of termination of employment by the executive for “good reason” or by the Company without “good cause,” the Company would provide certain post-termination benefits in addition to the benefits afforded to them upon early retirement, which currently include the following:

•

Pension.    Mr. Dubow and Ms. Martore would be entitled to pension payments in amounts equivalent to those reflected in the Potential Payment Obligation Upon Disability table. Mr. Saridakis is not yet vested in his SERP benefit. He would receive a pension payment as described in the Retirement/Voluntary Termination disclosure section.

•

Severance, SOs and RSUs.    Mr. Dubow and Ms. Martore would be entitled to cash severance payments equivalent in amount to those payable to their respective estates, and their SOs and RSUs would vest in the same manner, in each case as described in the Potential Payment Obligation Upon Death disclosure section. Pursuant to his termination benefits agreement, Mr. Saridakis would be entitled to a cash severance payment in an amount equal to two times the sum of (a) his base salary in effect on the termination date and (b) the greater of (i) his most recent annual bonus as of the termination date, or (ii) the average of his three most recent annual bonuses as of the termination date, and his SOs and RSUs would vest in full upon termination in amounts equivalent to those reflected in the Potential Payment Obligation Upon Change in Control table.

•	DLTIP. Mr. Saridakis would receive a payout of any awards earned for all annual performance periods completed as of the termination date.

DIRECTOR COMPENSATION

The compensation year for directors begins at each Annual Meeting of shareholders and ends at the following Annual Meeting of shareholders. For this period, the Company paid its directors the following:

•	an annual retainer fee of $45,000;

•	an additional retainer fee of $15,000 to committee chairs and, beginning in May 2010, an additional retainer fee of $25,000 to the presiding director;

•	$2,000 for each Board meeting attended;

•	$1,000 for each committee meeting attended;

•	a long-term award, consisting of either 1,250 restricted shares or 5,000 SOs, granted on the first day of the compensation year;

•	travel accident insurance of $1,000,000; and

•	a match from the Gannett Foundation of charitable gifts made by directors up to a maximum of $10,000 each year.

In lieu of receiving their retainer and meeting fees in cash, directors may elect to receive their fees in restricted shares valued at 110% of the applicable cash fee, or in SOs to purchase a number of shares equal to four times the number of shares that would be payable as restricted shares, in either case based on the closing market value of the Company’s stock on the grant date. Retainer fees are paid quarterly during the compensation year, in the case of cash, or are paid on the first day of the compensation year with quarterly vesting during the compensation year, in the case of restricted shares and SOs. Meeting fees, regardless of their form, are payable on the last day of the compensation year. Meeting fees paid as restricted shares or SOs fully vest upon grant. Long-term awards are made on the first day of the compensation year. Long-term awards in the form of restricted shares vest at a rate of  1/36th of the shares per month. Long-term awards in the form of SOs vest at a rate of  1/4th of the shares on each anniversary of the grant date and are exercisable for eight years after the grant date. Restricted shares receive dividends or, if deferred, dividend equivalent rights. All vested restricted shares shall be held by the Company for the benefit of the director until the director leaves the Board and shall be transferred to the director on that date. When a non-employee director leaves the Board, all unvested shares shall be forfeited to the Company or, in the case of unvested deferred restricted shares, shall not be issued except, if a non-employee director retires from the Board due to the age of service limitations set forth in the Company’s Bylaws, all restricted shares shall fully vest upon retirement, and SOs held by a director who has served at least three years shall fully vest upon retirement.

Directors may elect to defer their cash or restricted share fees under the DCP, which for cash fee deferrals provides for the same investment choices, including mutual funds and a Gannett stock fund, made available to other DCP participants. Fees paid as restricted shares and deferred at the election of the director must be invested in the Gannett stock fund of the DCP.

The following table shows the compensation paid to our independent directors for the fiscal year ended December 27, 2009. Mr. Dubow received no separate compensation for his service as a director and therefore is not included in the following table.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Howard D. Elias(3)	29,000	49,500	6,350	0	84,850
Arthur H. Harper(3)	15,000	100,099	6,350	0	121,449
John Jeffry Louis	0	0	163,210	0	163,210
Marjorie Magner	70,000	4,250	0	0	74,250
Scott K. McCune	76,000	0	6,350	0	82,350
Duncan M. McFarland(3)	53,000	90,049	0	0	143,049
Donna E. Shalala(3)	50,000	36,149	0	6,458	92,607
Neal Shapiro(3)	54,000	40,548	0	10,000	104,548
Karen Hastie Williams(3)	93,000	4,250	0	0	97,250

(1)	Amounts shown in these columns reflect the compensation paid to each director based upon the form in which the director elected to receive his or her retainer fees, meeting fees and long-term awards. Amounts in the stock awards and option awards columns represent the aggregate grant date fair value of RSU and SO awards computed, as of each payment date, in accordance with ASC 718 based on the assumptions set forth in footnote 11 to the Company’s 2009 audited financial statements.

(2)	Represents charitable gifts matched by the Gannett Foundation pursuant to the GannettMatch program. The GannettMatch program matches eligible gifts made by Company employees and directors up to an aggregate of $10,000 a year. Gifts must be made to eligible organizations, including tax exempt charitable organizations, tax exempt hospitals or medical centers, and tax exempt colleges, universities, graduate or professional schools, engineering or technical institutions and public and private preschools, elementary and secondary schools in the U.S. and its territories.

(3)	Mr. Elias, Mr. Harper and Ms. Williams deferred all payments they received in the form of restricted stock, and Mr. Shapiro deferred a portion of the payments he received in that form. Mr. McFarland and Ms. Shalala deferred all payments they received in the form of cash and restricted stock.

OUTSTANDING DIRECTOR EQUITY AWARDS

AT FISCAL YEAR-END

Name	Restricted Stock Awards (vested/unvested) (#)	Stock Option Awards (#) (exercisable/ unexercisable)
Howard D. Elias	9,579/7,280	0/5,000
Arthur H. Harper	22,979/9,846	14,214/8,750
John Jeffry Louis	0/0	101,245/50,487
Marjorie Magner	3,264/1,736	0/0
Scott K. McCune	0/0	0/5,000
Duncan M. McFarland	24,151/8,426	1,250/3,750
Donna E. Shalala	14,137/1,597	40,289/3,750
Neal Shapiro	14,355/1,597	0/0
Karen Hastie Williams	7,014/1,736	7,000/0

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth the following information as of the end of the Company’s 2009 fiscal year for (i) compensation plans previously approved by the Company’s shareholders and (ii) compensation plans not previously approved by the Company’s shareholders: (1) the number of securities to be issued upon the exercise of outstanding SOs, warrants and rights; (2) the weighted-average exercise price of such outstanding SOs, warrants and rights; and (3) other than securities to be issued upon the exercise of such outstanding SOs, warrants and rights, the number of securities remaining available for future issuance under the plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders(1)(2)	25,243,251	$58.68(3)	2,897,251
Equity compensation plans not approved by shareholders(2)	171,137	—	—
Total	25,414,388	—	2,897,251

(1)	The equity compensation plans approved by the Company’s shareholders are the 1978 Executive Long-Term Incentive Plan (the “1978 Plan”) and the 2001 Omnibus Incentive Compensation Plan (the “Omnibus Plan”). The number in column (c) includes 871,841 shares that may be issued as restricted stock or performance shares or in settlement of stock appreciation rights or performance units. As discussed under Proposal 3, after giving effect to grants in 2010, an aggregate of 1,537,166 shares of the Company’s common stock remained available for grant under the Omnibus Plan as of February 28, 2010.

(2)	The Gannett Deferred Compensation Plan, or DCP, is a non-qualified plan that provides benefits to key executives of the Company. The DCP has not been approved by the Company’s shareholders. The amounts elected to be deferred by each participant are credited to such participant’s account in the DCP, and the Company credits these accounts with earnings as if the amounts deferred were invested in the Company’s stock or other selected investment funds as directed by the participant. Amounts that are not treated as if invested in the Company’s stock are distributed in cash, and amounts that are treated as if invested in the Company’s stock are generally distributed in shares of stock or cash, at the Company’s election. However, deferrals of SO income and deferrals by directors of restricted stock grants thereon are required to be distributed in stock under the terms of the DCP. The number of shares to be issued upon the exercise of outstanding SOs, warrants and rights in the first row above includes 121,341 shares credited to participants’ accounts in the DCP as a result of deferrals of grants made under the Omnibus Plan. Not included in this number are 9,510 shares of stock credited to participants’ accounts in the DCP that represent the deferral of shares issued under the Omnibus Plan, as this number of shares was subtracted from the number of shares available for grant under the Omnibus Plan upon the award or exercise of the related grant. The table above does not include any shares that may in the future be credited to participants’ accounts in the DCP as a result of salary deferrals or transfers of other funds held in the plan. Participants in the DCP are general unsecured creditors of the Company with respect to their benefits under the plan.

(3)	Represents the weighted-average exercise price of the outstanding SOs granted under the 1978 Plan and the Omnibus Plan.

SECURITIES BENEFICIALLY OWNED BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

The information presented below regarding beneficial ownership of common stock has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any SO or other right.

The following table presents, as of the Record Date, information based on the Company’s records and filings with the SEC regarding beneficial ownership of each person who is known to be the beneficial owner of more than five percent of the Company’s common stock, each director and each nominee to the Board of Directors, the Company’s NEOs in 2009, and all directors and executive officers of the Company as a group. None of the shares owned by the Company’s directors or executive officers were pledged.

Name of Beneficial Owner (1)	Shares Owned	Percent of Class
Ariel Investments, LLC(2)	14,770,694	6.2%
The Vanguard Group, Inc.(3)	12,679,066	5.3%
Craig A. Dubow	1,245,756	*
Gracia C. Martore	451,829	*
Robert J. Dickey	176,713	*
David L. Hunke	156,461	*
Christopher D. Saridakis	115,607	*
Howard D. Elias	3,250	*
Arthur H. Harper	33,868	*
John Jeffry Louis	282,356	*
Marjorie Magner	6,750	*
Scott K. McCune	4,250	*
Duncan M. McFarland	39,300	*
Donna E. Shalala	43,789	*
Neal Shapiro	2,250	*
Karen Hastie Williams	8,000	*
All directors and executive officers as a group (23 persons including those named above)	3,636,832	1.5%

*	Less than one percent.

(1)	Except as otherwise noted below, the address of each person listed in the table is: c/o Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107. The following shares of common stock are included in the table because they may be acquired pursuant to SOs exercisable by May 4, 2010: Mr. Dubow—1,201,125; Ms. Martore—433,500; Mr. Dickey—169,300; Mr. Hunke—150,850; Mr. Saridakis—99,000; Mr. Elias-1,250; Mr. Harper—16,714; Mr. Louis—143,819; Mr. McCune—1,250; Mr. McFarland—2,500; Ms. Shalala—42,789; Ms. Williams—7,000, and all directors and executive officers as a group—3,271,522. The shares reported in the table do not include 1,242,254 shares owned on the Record Date by the Gannett Retirement Plan Trust. The following officers of the Company serve on the Benefit Plans Committee, which has the power to direct the voting of those shares: Mr. Dubow, Ms. Martore, Roxanne V. Horning (Senior Vice President/Human Resources) and Todd A. Mayman (Senior Vice President, General Counsel and Secretary).

(2)	Based upon information as of December 31, 2009, contained in a Schedule 13G/A filed with the SEC on February 12, 2010 by Ariel Investments, LLC, reporting, in the aggregate, sole voting power over 14,359,363 shares, and sole dispositive power over 14,770,694 shares. The address for Ariel Investments, LLC is 200 E. Randolph Drive, Suite 2900, Chicago, IL 60601.

(3)	Based upon information as of December 31, 2009, contained in a Schedule 13G filed with the SEC on February 8, 2010 by The Vanguard Group, Inc., reporting sole voting power over 374,576 shares, sole dispositive power over 12,344,190 shares and shared dispositive power over 334,876 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

INVESTMENT IN GANNETT STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

The following table presents, as of the Record Date, the total investment position in the Company’s stock of its directors and executive officers, based on the Company’s records and filings with the SEC.

Name of Officer or Director	Title	Share Investment
Craig A. Dubow	Chairman and CEO	1,264,598
Gracia C. Martore	President, COO and CFO	460,608
Robert J. Dickey	President/USCP	176,712
David L. Hunke	President and Publisher/USA TODAY	156,460
Christopher D. Saridakis	Senior Vice President and CDO	119,254
Howard D. Elias	Director	16,905
Arthur H. Harper	Director	62,677
John Jeffry Louis	Director	282,356
Marjorie Magner	Director	6,750
Scott K. McCune	Director	4,250
Duncan M. McFarland	Director	68,862
Donna E. Shalala	Director	61,271
Neal Shapiro	Director	17,184
Karen Hastie Williams	Director	16,825
All directors and executive officers as a group (23 persons including those named above)		3,804,180

This table reflects the same information as the table in the preceding section, but it also includes shares of the Company’s stock that each person holds through the Company’s Deferred Compensation Plan. As of the Record Date, shares of the Company’s stock in the following amounts were deemed to be credited to the accounts of the Company’s directors and executive officers under the Company’s Deferred Compensation Plan: Mr. Dubow—18,843; Ms. Martore—8,781; Mr. Saridakis—3,649; Mr. Elias—13,656; Mr. Harper—28,810; Mr. McFarland—29,563; Ms. Shalala—17,483; Mr. Shapiro—14,935; Ms. Williams—8,826; and all directors and executive officers as a group—167,775. These shares are not deemed to be “beneficially owned” under SEC rules and are therefore not included in the table in the preceding section.

COST OF SOLICITING PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request that brokerage houses, nominees, custodians and fiduciaries forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials. In addition, the Company has retained Innisfree M&A Incorporated, New York, New York (“Innisfree”), to aid in the solicitation of proxies at a fee of $15,000, plus out of pocket expenses. The Company has agreed to indemnify and hold harmless Innisfree and certain related persons against certain liabilities arising out of or in connection with the engagement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a), except for one Form 4 for each of Mr. Saridakis, David T. Lougee and Kurt A. Wimmer, which were filed late due to inadvertent administrative error.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Executive Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by SEC rules) will not be deemed incorporated, unless specifically provided otherwise in such filing.

March 18, 2010

Gannett Co., Inc.

2001 Omnibus Incentive Compensation Plan

(Amended and Restated as of May 4, 2010)

- i -

Article 1.	Establishment, Objectives, and Duration

1.1 Establishment of the Plan. Gannett Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”), hereby amends and restates the Company’s 2001 Omnibus Incentive Compensation Plan (Amended and Restated as of May 4, 2010) (hereinafter referred to as the “Plan”), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, and Cash-Based Awards. Subject to approval by the Company’s stockholders, the Plan shall become effective as of May 4, 2010 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2 Objectives of the Plan. The objectives of the Plan are to optimize the profitability and growth of the Company through annual and long-term incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders, to provide Participants with an incentive for excellence in individual performance, and to promote teamwork among Participants. The Plan is further intended to provide flexibility to the Company and its Affiliates in their ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success and to allow Participants to share in that success.

1.3 Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 16 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date.

1.4 Prior Awards. As of the Effective Date no further Awards shall be made under the terms of the Plan that were in effect prior to the Effective Date. Awards granted before the Effective Date shall be governed by the terms of the Plan in effect prior to the Effective Date.

Article 2.	Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1 “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

2.2 “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, or Cash-Based Awards.

2.3 “Award Agreement” means a written or electronic agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.

2.4 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6 “Cash-Based Award” means an Award granted to a Participant whose value is denominated in cash as described in Article 9 hereof.

2.7 “Change in Control” means the first to occur of the following:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its affiliates, or (D) any acquisition pursuant to a transaction that complies with (c)(i), (c)(ii) and (c)(iii) below;

(b) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding

Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or any corporation or entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation or entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation or entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to a Section 409A Award, the Committee may specify that the definition of Change in Control must also constitute an event that is a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.

2.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.9 “Committee” means any committee appointed by the Board to administer Awards to Employees or Directors, as specified in Article 3 hereof.

2.10 “Company” means Gannett Co., Inc., a Delaware corporation and any successor thereto as provided in Article 18 hereof.

2.11 “Covered Employee” means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of “covered employees,” as defined in the regulations promulgated under Code Section 162(m), or any successor statute, or a Participant who is designated by the Committee to be treated as a “covered employee”.

2.12 “Director” means any individual who is a member of the Board of Directors of the Company; provided, however, that any Director who is employed by the Company shall be considered an Employee under the Plan.

2.13 “Disability” shall have the meaning ascribed to such term in the Award Agreement. If no such definition is provided in the Award Agreement, “Disability” shall mean a medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than six months if such disabling condition renders the person unable to perform the material and substantial duties of his or her occupation. With respect to Section 409A Awards that become payable upon a disability, such disability must also qualify as a disability within the meaning of Treasury Regulation 1.409A-3(i)(4).

2.14 “Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.15 “Employee” means any employee of the Company or its Subsidiaries or Affiliates.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.17 “Fair Market Value” as of any date and in respect of any Share means the then most recent closing price of a Share reflected in the consolidated trading tables of USA Today or any other publication selected by the Committee, provided that, if Shares shall not have been traded on the New York Stock Exchange for more than 10 days immediately preceding such date or if deemed appropriate by the Committee for any other reason, the fair market value of Shares shall be as determined by the Committee in such other manner as it may deem appropriate, provided that such valuation is consistent with the requirements of Section 409A. In no event shall the fair market value of any Share be less than its par value.

2.18 “Freestanding SAR” means an SAR that is granted independently of any Options, as described in Article 7 hereof.

2.19 “Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6 hereof and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422. To the extent that an option is granted that is intended to meet the requirements of Code Section 422, but fails to meet such requirements, the option will be treated as a NQSO.

2.20 “Insider” shall mean an individual who is, on the relevant date, an executive officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

2.21 “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 hereof and that is not intended to be treated as an Incentive Stock Option, or that otherwise does not meet such requirements.

2.22 “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 hereof.

2.23 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.24 “Participant” means an Employee or Director who has been selected to receive an Award or who has outstanding an Award granted under the Plan.

2.25 “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

2.26 “Performance Share” means an Award granted to a Participant whose value is denominated in Shares and is earned by satisfaction of specified performance goals and such other terms and conditions that the Committee may specify, as described in Article 9 hereof.

2.27 “Performance Unit” means an Award granted to a Participant whose value is specified by the Committee and is earned by satisfaction of specified performance goals and such other terms and conditions that the Committee may specify, as described in Article 9 hereof.

2.28 “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is not permitted (e.g., based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares are subject to a substantial risk of forfeiture, pursuant to the Restricted Stock Award Agreement, as provided in Article 8 hereof.

2.29 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.30 “Restricted Stock” means an Award granted to a Participant pursuant to Article 8 hereof.

2.31 “Restricted Stock Units” means an Award granted to a Participant whose value is denominated in Shares and is earned by satisfaction of specified service requirements and such other terms and conditions that the Committee may specify, as described in Article 9 hereof.

2.32 “Retirement” means a termination of employment after attaining age 55 and completing 5 years of service or such other definition set forth in an Award Agreement.

2.33 “Section 409A” means Code Section 409A and the regulations and other guidance issued thereunder.

2.34 “Section 409A Award” means an Award that is subject to the requirements of Section 409A.

2.35 “Shares” means the Company’s common stock, par value $1.00 per share.

2.36 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, designated as an SAR, pursuant to the terms of Article 7 hereof.

2.37 “Stock Award” means an Award of Shares granted to a Participant pursuant to Section 8.7 hereof.

2.38 “Subsidiary” means any corporation, partnership, joint venture, or other entity in which the Company directly or indirectly has a majority voting interest.

2.39 “Tandem SAR” means an SAR that is granted in connection with a related Option pursuant to Article 7 hereof, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

Article 3.	Administration

3.1 General. Subject to the terms and conditions of the Plan, the Plan shall be administered by the Committee. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee shall have the authority to delegate administrative duties to officers of the Company.

3.2 Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein (including, with respect to Section 409A Awards, the requirements of Section 409A), the Committee shall have full power to select Employees and Directors who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Committee shall make all other determinations that it deems necessary or advisable for the administration of the Plan. As permitted by law and the terms of the Plan, the Committee may delegate its authority herein. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award granted hereunder.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Directors, Employees, Participants, and their estates and beneficiaries, unless changed by the Board.

Article 4.	Shares Subject to the Plan and Maximum Awards

4.1 Number of Shares Available for Grants; Share Counting and Reacquired Shares. Prior to the restatement of this Plan, the number of Shares reserved for issuance to Participants under the Plan were thirty-two million five hundred thousand (32,500,000).

As a result of this restatement, the number of Shares reserved for issuance to Participants will be increased to sixty million (60,000,000). Shares issued under the Plan may be authorized but unissued shares or treasury shares. The number of Shares reserved for issuance to Participants under the Plan is subject to adjustment as provided in Section 4.2 hereof.

For purposes of counting the number of Shares available for Awards under the Plan, the full number of shares of the Company’s common stock covered by Freestanding SARs shall be counted against the number of Shares available for Awards (i.e., not the net Shares issued in satisfaction of a Freestanding SAR Award); provided, however, that Freestanding SARs that may be settled in cash only shall not be so counted. Additionally, if an Option may be settled by issuing net Shares (i.e., withholding a number of Shares equal to the exercise price), the full number of shares of the Company’s common stock covered by the Option shall be counted against the number of Shares available for Awards, not the net Shares issued in satisfaction of an Option. If any Award (a) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part, or (b) results in any Shares not being issued (including as a result of any Award that was settleable either in cash or in stock actually being settled in cash), the unissued Shares covered by such Award shall again be available for the grant of Awards; provided, however, in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code. The following Shares shall not be added back to the number of Shares available for the future grant of Awards: (i) shares of the Company’s common stock tendered to the Company by a Participant to (A) purchase shares of the Company’s common stock upon the exercise of an Award, or (B) satisfy tax withholding obligations (including shares retained from the Award creating the tax obligation); and (ii) shares of the Company’s common stock repurchased by the Company on the open market using the proceeds from the exercise of an Award. Subject to the foregoing, the Committee shall determine the appropriate methodology for calculating the number of Shares issued pursuant to the Plan.

The maximum number of Shares which may be issued under Incentive Stock Options granted under the Plan is 5,000,000.

The following rules shall apply to grants of Awards under the Plan:

(a)	Stock Options: The maximum aggregate number of Shares that may be granted in the form of Stock Options, pursuant to any Award granted in any one fiscal year to any one Participant shall be one million (1,000,000).

(b)	SARs: The maximum aggregate number of Shares that may be granted in the form of Stock Appreciation Rights, pursuant to any Award granted in any one fiscal year to any one Participant shall be one million (1,000,000).

(c)	Restricted Stock/Stock Awards: The maximum aggregate grant of Shares with respect to Awards of Restricted Stock or Stock Awards granted in any one fiscal year to any one Participant shall be five hundred thousand (500,000).

(d)	Restricted Stock Units, Performance Shares, Performance Units and Cash-Based Awards: The maximum aggregate grant with respect to Awards of Performance Shares or Restricted Stock Units made in any one fiscal year to any one Participant shall be equal to the value of five hundred thousand (500,000) Shares; and the maximum aggregate amount awarded with respect to Cash-Based Awards or Performance Units to any one Participant in any one fiscal year may not exceed ten million dollars ($10,000,000).

4.2 Adjustments in Authorized Shares. Upon a change in corporate capitalization, such as a stock split, stock dividend or a corporate transaction, such as any merger, consolidation, combination, exchange of shares or the like, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, the Committee shall make an appropriate adjustment in the number and class of Shares that may be delivered under Section 4.1, in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and in the Award limits set forth in Section 4.1, as may be determined to be equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

4.3 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, with respect to Awards that are intended to comply with the requirements of the Performance-Based Exception, no such adjustment shall be authorized to the extent that such adjustment would be inconsistent with the Award’s satisfaction of the Performance-Based Exception.

Article 5.	Eligibility and Participation

5.1 Eligibility. Persons eligible to participate in this Plan include all Employees and Directors.

5.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees and Directors, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

5.3 Newly Eligible Employees. The Committee shall be entitled to make such rules, regulations, determinations and awards as it deems appropriate in respect of any Employee who becomes eligible to participate in the Plan after the commencement of an award or incentive period.

5.4 Leaves of Absence. The Committee shall be entitled to make such rules, regulations, and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any award. Without limiting the generality of the foregoing, the Committee shall be entitled to determine: (a) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan; and (b) the impact, if any, of such leave of absence on awards under the Plan theretofore made to any recipient who takes such leave of absence. Notwithstanding the foregoing, with respect to any Section 409A Award, all leaves of absences and determinations of terminations of employment must be construed and interpreted consistent with the requirements of Section 409A and the definition of “separation from service” thereunder.

Article 6.	Stock Options

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Notwithstanding the foregoing, Incentive Stock Options may only be granted to Employees of Gannett Co., Inc. or its Affiliates or Subsidiaries; provided that the Affiliate or Subsidiary is a type of entity whose employees can receive such options under Code Sections 422 and 424.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan.

6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be as determined by the Committee; provided, however, the per-share exercise price shall not be less than 100 percent of the Fair Market Value of the Shares on the date the Option is granted.

6.4 Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided that the Option must expire on or before the date that is the tenth anniversary of the date of grant.

6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6 Payment. Options granted under this Article 6 shall be exercised by the delivery of a written, electronic or telephonic notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price; or (c) by a combination of (a) and (b); or (d) any other method approved by the Committee in its sole discretion. The tendering of previously acquired shares may be done through attestation. No fractional shares may be tendered or accepted in payment of the Option Price.

Cashless exercises are permitted pursuant to Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

Subject to any governing rules or regulations, as soon as practicable after receipt of notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.8 Nontransferability of Options.

(a)	Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

(b)	Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant or such Participant’s legal representative.

Article 7.	Stock Appreciation Rights

7.1 Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall not be less than the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

7.2 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3 Term of SARs. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided that the SAR must expire on or before the date that is the tenth anniversary of the date of grant.

7.4 Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

7.5 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

7.6 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the grant price; by

(b)	The number of Shares with respect to which the SAR is exercised.

In the sole discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, in some combination thereof, or in any other manner approved by the Committee. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.7 Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or such Participant’s legal representative.

Article 8.	Restricted Stock/Stock Awards

8.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts, as the Committee shall determine.

8.2 Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

8.3 Transferability. The Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant or such Participant’s legal representative.

8.4 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable federal or state securities laws.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

Except as otherwise provided in the Award Agreement, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

8.5 Voting Rights. If the Committee so determines, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.

8.6 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may, if the Committee so determines, be credited with dividends paid with respect to the underlying Shares while they are so held. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Shares granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Shares, such that the dividends and/or the Restricted Shares maintain eligibility for the Performance-Based Exception.

8.7 Stock Award. The Committee may grant and award Shares to a Participant that are not subject to Periods of Restrictions and which may be subject to such conditions or provisions as the Committee determines.

Article 9.	Restricted Stock Units, Performance Units, Performance Shares, and Cash-Based Awards

9.1 Grant of Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of the Plan, Restricted Stock Units, Performance Shares, Performance Units, and/or Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

9.2 Award Agreement. At the Committee’s discretion, each grant of Restricted Stock Units, Performance Shares, Performance Units and Cash-Based Awards may be evidenced by an Award Agreement that shall specify the initial value, the duration of the Award, the performance measures and/or service requirements, if any, applicable to the Award, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan.

9.3 Value of Performance Units/Shares and Cash-Based Awards. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Restricted Stock Unit and Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. Each Cash-Based Award shall have a value as may be determined by the Committee. The Committee shall set performance goals and/or service requirements in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards that will be paid out to the Participant. Generally, a Participant’s right to receive amounts under a Restricted Stock Unit award shall be based on the Participant’s satisfaction of a service requirement and such other terms and conditions that the Committee may specify. Generally, a Participant’s right to receive amounts under a Performance Unit, Performance Share or Cash-Based Award shall be based on the satisfaction of a performance requirement and such other terms and conditions that the Committee may specify. The Committee has full discretionary authority to establish performance goals and/or service requirements, and a performance goal may include a service requirement. For purposes of this Article 9, the time period during which the performance goals and/or service requirements must be met shall be called a “Performance Period.”

9.4 Earning of Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards. Subject to the terms of this Plan and the Award Agreement (if any), after the applicable Performance Period has ended, the holder of Restricted Stock Units, Performance Units, Performance Shares or Cash-Based Awards shall be entitled to receive payout on the number and value of Restricted Stock Units, Performance Units, Performance Shares or Cash-Based Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals and/or service requirements have been achieved. Unless otherwise determined by the Committee, notwithstanding any other provision of the Plan, payment of Cash-Based Awards shall only be made for those Participants who are Directors or in the employ of the Company at the end of the Performance Period or, if none has been specified, the end of the applicable award year.

9.5 Form and Timing of Payment of Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards. Payment of earned Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards shall be as determined by the Committee and, if applicable, as evidenced in the related Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. No fractional shares will be issued. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

Unless otherwise provided by the Committee, Participants holding Restricted Stock Units, Performance Units, or Performance Shares may be entitled to receive dividend units with respect to dividends declared with respect to the Shares underlying such Awards; provided that no dividend units may be paid on Performance Units or Performance Shares that are not earned. Such dividends may be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 8.6 hereof, as determined by the Committee.

9.6 Nontransferability. Except as otherwise provided in a Participant’s Award Agreement, Restricted Stock Units, Performance Units, Performance Shares and Cash-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under such Awards shall be exercisable during the Participant’s lifetime only by such Participant or such Participant’s legal representative.

Article 10.	Performance Measures

Unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article 10, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Covered Employees that are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants shall be chosen from among:

(a)	Earnings per share (basic or diluted);

(b)	Income before income taxes;

(c)	Income from continuing operations;

(d)	Net income or net income attributable to Gannett Co., Inc.;

(e)	Operating income;

(f)	Cash flow from operating activities, operating cash flow (defined as operating income plus non-cash charges for depreciation, amortization and impairment of operating assets) or free cash flow;

(g)	EBITDA, or net income attributable to Gannett Co., Inc., before interest, taxes, depreciation/amortization;

(h)	Return measures (including, but not limited to, return on assets, equity, capital or investment);

(i)	Cash flow return on investments, which equals net cash flows divided by owner’s equity;

(j)	Internal rate of return or increase in net present value;

(k)	Dividend payments;

(l)	Gross revenues;

(m)	Gross margins;

(n)	Operating measures such as trends in digital metrics, circulation, television ratings and advertising measures;

(o)	Internal measures such as achieving a diverse workforce;

(p)	Share price (including, but not limited to, growth measures and total shareholder return) and market value;

(q)	Debt (including, but not limited to, measures such as debt (book value or face value) outstanding and debt to earnings before interest, taxes, depreciation and amortization); and

(r)	Any of the above measures compared to peer or other companies.

Performance measures may be set either at the consolidated level, segment level, division level, group level, or the business unit level. Additionally, performance measures may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to pre-established targets, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee.

Unless the committee specifies otherwise at the time the performance goals are established, (and the Committee may at such time decide to limit the “Extraordinary Items” for which it will make adjustments, or decide to not make adjustments for any “Extraordinary Items”), the Committee shall adjust a performance goal established under a performance measure set forth above to take into account the effects of “Extraordinary Items.” “Extraordinary Items” means (1) items presented as such (or other comparable terms) on the Company’s audited financial statements, (2) unusual, special or nonrecurring charges, costs, credits or items of gain or loss (including, without limitation, an unbudgeted material expense incurred by or at the direction of the Board of Directors or a committee of the Board or a material litigation judgment or settlement), (3) changes in tax or accounting laws or rules, and/or (4) the effects of mergers, acquisitions, divestitures, spin-offs or significant transactions (including, without limitation, a corporate merger, consolidation, acquisition of property or stock, reorganization, restructuring charge, or joint venture), each of which are identified in the quarterly and/or annual audited financial statements and notes thereto or in the “management’s discussion and analysis” of the financial statements in a period report filed with the Securities and Exchange Commission under the Exchange Act. The Committee shall make such adjustments to the performance goals as shall be equitable and appropriate in order to make the goals, as nearly as practicable, equivalent to the goal immediately prior to such transaction or event.

Article 11.	Beneficiary Designation

The Committee may permit Participants under the Plan to name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a beneficiary designation has not been made, or the beneficiary was not properly designated (in the sole discretion of the Committee), has died or cannot be found, all payments after death shall be paid to the Participant’s estate. In case of disputes over the proper beneficiary, the Company reserves the right to make any or all payments to the Participant’s estate.

Article 12.	Deferrals

Subject to the requirements of Section 409A, the Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to Restricted Stock, payment of a Stock Award or the satisfaction of any requirements or goals with respect to Restricted Stock Units, Performance Units/Shares and Cash-Based Awards. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals provided that such rules must comply with the requirements of Section 409A.

Article 13.	Rights of Employees/Directors

13.1 Employment. Nothing in the Plan shall confer upon any Participant any right to continue in the Company’s employ, or as a Director, or interfere with or limit in any way the right of the Company to terminate any Participant’s employment or directorship at any time.

13.2 Participation. No Employee or Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

13.3 Rights as a Stockholder. Except as provided in Sections 8.5, 8.6 and 9.5, a Participant shall have none of the rights of a shareholder with respect to shares of Common Stock covered by any Award until the Participant becomes the record holder of such shares.

Article 14.	Termination of Employment/Directorship

Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to such Participant’s outstanding Award(s) following termination of the Participant’s employment or directorship with the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreements entered into with each Participant, need not be uniform among all Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article 15.	Change in Control

15.1 Treatment of Outstanding Awards Other than Cash-Based Awards. In the event of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee specifies otherwise in the Award Agreement:

(a)	Any and all Options and SARs granted hereunder shall become fully exercisable during their remaining term; and

(b)	Any restriction periods and restrictions imposed on Restricted Stock that are not performance-based shall lapse; and

(c)

The target payout opportunities attainable under all outstanding Awards of performance-based Restricted Stock, Performance Units and Performance Shares shall be deemed to have been fully earned for the entire Performance
Period(s) as of the effective date of the Change in Control. The vesting of all such Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control and shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control, based upon an assumed achievement of all relevant target performance goals (such payment shall be in full satisfaction of the Award). Such Awards denominated in cash shall be paid to Participants in cash within thirty (30) days following the effective date of the Change in Control, based on an assumed achievement of all relevant target performance goals (such payment shall be in full satisfaction of the Award). Restricted Stock Units shall be fully vested as of the effective date of the Change in Control, and the full value of such an Award shall be paid out to Participants within thirty (30) days following the effective date of the Change in Control. Notwithstanding the foregoing, this provision shall only apply to a Section 409A Award if the Change in Control also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.

15.2 Treatment of Cash-Based Awards. In the event of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee shall provide otherwise in the Award Agreement or resolutions adopted by the Committee relating to such Award, the vesting of all outstanding Cash-Based Awards shall be accelerated as of the effective date of the Change in Control (and, in the case of performance-based Cash-Based Awards, based on an assumed achievement of all relevant target performance goals) and all Cash-Based Awards shall be paid to Participants in cash within thirty (30) days following the effective date of the Change in Control (such payment shall be in full satisfaction of the Award). Notwithstanding the foregoing, this provision shall only apply to a Section 409A Award if the Change in Control also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.

15.3 Limitation on Acceleration.

(a)	Intention of Section 15.3: The acceleration or payment of Awards could, in certain circumstances, subject the Participant to the excise tax provided under Section 4999 of the Code. It is the object of this Section 15.3 to enable each Participant to retain in full the benefits of the Plan and to provide for the maximum after-tax income to each Participant. Accordingly, the Company will determine, before any payments are made on Awards governed by Section 15.1, which of two alternative forms of acceleration will maximize the Participant’s after-tax proceeds, and must notify the Participant in writing of its determination. The first alternative is the payment in full of all Awards governed by Section 15.1 and any other payments or benefits potentially subject to the excise tax under Section 4999. The second alternative is the payment of only a part of the Participant’s Awards (but taking into account any other payments or benefits potentially subject to the excise tax under Section 4999) so that the Participant receives the largest payment and benefits possible without causing an excise tax to be payable by the Participant under Section 4999 of the Code. This second alternative is referred to in this Section as “Limited Vesting”.

(b)	Limitation on Participant’s Rights: The Participant’s Awards shall be paid only to the extent permitted under the alternative determined by the Company to maximize the Participant’s after-tax proceeds, and the Participant shall have no rights to any greater payments on his or her Awards. For purposes of this determination, the Company shall take into account any rights or benefits the Participant has under another plan or agreement.

(c)	Determination to be Conclusive: The determination of whether Limited Vesting is required and the application of the rules in Section 15.4 shall initially be made by the Company in its sole discretion and any such determination shall be conclusive and binding on the Participant unless the Participant proves that it is clearly erroneous. In the latter event, such determination shall be made by the Company in its sole discretion.

(d)	Section 409A Awards: This Section 15.3 and Section 15.4 shall not apply to or affect a Section 409A Award, including without limitation the payment, vesting or timing of payment of a Section 409A Award.

15.4 Limitation on Payment. Notwithstanding Section 15.1, if Limited Vesting applies then the amount paid on exercise or payment of an Award shall not exceed the largest amount that can be paid without causing an excise tax to be payable by the Participant under Section 4999 of the Code. If payments are so limited, awards shall be deemed paid in the following order:

(a)	all Options or SARs that were accelerated pursuant to Section 15.1(a) shall be deemed paid first;

(b)	all awards of Performance Units, Performance Shares and performance-based Restricted Stock and Cash Awards shall then be deemed paid; and

(c)	finally, all awards of Restricted Stock and Restricted Stock Units that are not performance-based shall be deemed paid.

As among awards or portions of awards of the same type, those vesting at the most distant time in the future (absent a Change in Control) shall be deemed paid first.

15.5 Expenses. The Company shall pay all legal fees, court costs, fees of experts and other costs and expenses when incurred by a Participant in connection with any actual, threatened or contemplated litigation or legal, administrative or other proceeding involving the provisions of Section 15.4, whether or not initiated by the Participant.

The reimbursements of such expenses and costs shall comply with the requirements of Section 409A, which generally require (i) that the amount of expenses and costs eligible for reimbursement during a calendar year may not affect the expenses and costs eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense or cost is made on or before the last day of the calendar year following the calendar year in which the expense or cost was incurred; and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

15.6 Termination, Amendment, and Modifications of Change-in-Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 15 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan and any rights or benefits provided to a Participant pursuant to this Article 15 without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided, however, the Committee may terminate, amend, or modify this Article 15 at any time and from time to time prior to the date of a Change in Control.

Article 16.	Amendment, Modification, Termination and Tax Compliance.

16.1 Amendment, Modification, and Termination. Subject to the terms of the Plan, the Committee or the Board may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part.

16.2 Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award; provided that no consent is required for any amendment the Committee deems necessary or appropriate to comply with applicable legal or tax requirements.

16.3 Shareholder Approval Required for Certain Amendments. Shareholder approval will be required for any amendment of the Plan that does any of the following: (a) permits the grant of any Option with an Option Price less than the Fair Market Value of the Shares on the date of grant; (b) reduces the Option Price of an outstanding Option, either by lowering the Option Price or by canceling an outstanding Option and granting a replacement Option with a lower exercise price; (c) permits the grant of any SAR with a grant price that is less than the Fair Market Value of the Shares on the date of grant; or (d) reduces the grant price of an outstanding SAR, either by lowering the grant price or by canceling an outstanding SAR and granting a replacement SAR with a lower exercise price.

16.4 Compliance with Code Section 162(m). At all times when Code Section 162(m) is applicable, if and to the extent the Committee so determines, Awards granted under this Plan to Employees who are or could reasonably become Covered Employees as determined by the Committee shall comply with the requirements of the Performance-Based Exception. Generally, this requires that the amount paid under such an Award be determined based on the attainment of written, objective performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Award. No amount will be paid for such performance period until such certification is made by the Committee. The amount actually paid to a given Participant may be less than (but not more than) the amount determined under the applicable performance formula, at the discretion of the Committee.

16.5 Compliance with Section 409A. It is intended that Awards under this Plan are either exempt from Section 409A or are structured to comply with the requirements of Section 409A. The Plan shall be administered and interpreted in accordance with that intent. By way of example, the following rules shall apply:

•	Any provision of the Plan that would conflict with the requirements of a Section 409A Award shall not apply to a Section 409A Award.

•

Any adjustment or modification to an Award shall be made in compliance with Section 409A (e.g., any adjustment to an Option or SAR under Section 4.2 shall be made in accordance with the requirements of Section 409A).

•	For Section 409A Awards, all rights to amend, terminate or modify the Plan or any Award are subject to the requirements and limitations of Section 409A.

•

For Section 409A Awards, any payment or distribution that is triggered upon termination or cessation of employment or a comparable event shall be interpreted consistent with the definition of “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

•

With respect to amounts payable under a Section 409A Award, in the event that a Participant is a “specified employee” as defined in Section 409A, any amount that is payable in connection with the Participant’s separation from service shall not be paid prior to the date which is six months after the date the Participant separates from service (or, if earlier, the date the Participant dies). A Participant who is subject to the restriction described in the previous sentence shall be paid on the first day of the seventh month after the Participant’s separation from service an amount equal to the benefit that the Participant would have received during such six month period absent the restriction.

While the Company intends for Awards to either be exempt from or in compliance with Section 409A, neither the Company nor the Committee shall be liable to any person for the tax consequences of any failure to comply with the requirements of Section 409A or any other tax consequences relating to Awards under this Plan.

Article 17.	Withholding

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy the Federal statutory minimum, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. The Participant may satisfy, totally or in part, his obligations pursuant to this Article by electing to have Shares withheld, to redeliver Shares acquired under an Award, or to deliver previously owned Shares, provided that the election is made in writing on or prior to (i) the date of exercise, in the case of Options and SAR’s, (ii) the date of payment, in respect of Stock Awards, Restricted Stock Units, Performance Units, Performance Shares, or Cash-Based Awards, and (iii) the expiration of the Period of Restriction, in respect of Restricted Stock. Any election made under this Article shall be irrevocable by the Participant and may be disapproved by the Committee at any time in its sole discretion. If an election is disapproved by the Committee, the Participant must satisfy his obligations pursuant to this paragraph in cash.

Article 18.	Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business, stock and/or assets of the Company.

Article 19.	General Provisions

19.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

19.2 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

19.4 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act, unless determined otherwise by the Board. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

19.5 Listing. The Company may use reasonable endeavors to register Shares allotted pursuant to the exercise of an Option with the United States Securities and Exchange Commission or to effect compliance with the registration, qualification, and listing requirements of any national securities laws, stock exchange, or automated quotation system.

19.6 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19.7 No Additional Rights. Neither the Award nor any benefits arising under this Plan shall constitute part of an employment contract between the Participant and the Company or any Subsidiary or Affiliate, and accordingly, subject to Section 16.2, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to liability on the part of the Company or any Affiliate for severance payments.

19.8 Employees Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, to comply with provisions of laws in other countries in which the Company, its Affiliates, and its Subsidiaries operate or have Employees, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries will be covered by the Plan or relevant subplans;

(b)	Determine which Employees employed outside the United States are eligible to become Participants in the Plan;

(c)	Modify the terms and conditions of any Award granted to Participants who are employed outside the United States;

(d)	Establish subplans, modified exercise procedures, and other terms and procedures to the extent such actions may be necessary, advisable or convenient, or to the extent appropriate to provide maximum flexibility for the Participant’s financial planning. Any subplans and modifications to the Plan terms or procedures established under this Section 19.8 by the Committee shall be filed with the Plan document as Appendices; and

(e)	Take any action, before or after an Award is made, which the Committee deems advisable to obtain, comply with, or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals, as they may affect this Plan, any subplan, or any Participant.

19.9 Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

19.10 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts located in the Commonwealth of Virginia, County of Fairfax, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

GANNETT CO., INC.

This Proxy is Solicited on Behalf of the Board of Directors

Annual Meeting of Shareholders — May 4, 2010

The undersigned hereby appoints Craig A. Dubow, Gracia C. Martore and Todd A. Mayman, or any of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 4, 2010 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said Annual Meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the Annual Meeting.

Please cast your votes on the reverse side, by telephone or online as described on the reverse side. The Board of Directors recommends a vote FOR Proposals 1, 2 and 3 and AGAINST Proposal 4. To vote in accordance with the Board of Directors’ recommendations, just sign the reverse side; no boxes need to be checked. Unless marked otherwise, this proxy will be voted in accordance with the Board of Directors’ recommendations.

SEE REVERSE SIDE
COMPANY #

Voting Instructions For Gannett Co., Inc.’s

2010 Annual Meeting of Shareholders

Gannett Co., Inc. shareholders of record on March 5, 2010 may vote their shares for matters to be covered at the Company’s 2010 Annual Meeting of Shareholders using a toll-free telephone number, via the Internet or using the attached proxy card. Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Below are voting instructions for all three options.

Vote By Phone — 1-800-560-1965

Use any touch tone telephone to vote your shares at any time 24 hours a day, 7 days a week, until 12:00 noon (CT) on May 3, 2010. Have your proxy card in hand when you call. You will be provided with simple voting instructions.

Vote by the Internet — www.eproxy.com/gci/

Use the Internet to vote your shares at any time 24 hours a day, 7 days a week, until 12:00 noon (CT) on May 3, 2010. Have your proxy card in hand. You will be provided with simple voting instructions.

Vote By Mail

Mark, sign and date the attached proxy card and return it in the enclosed postage-paid envelope by May 3, 2010.

If you vote by phone or the Internet, please do not mail your proxy card.

THANK YOU FOR VOTING.

☐     Please detach here     ☐

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

1.

ELECTION OF DIRECTORS: Nominees are:

01 Craig A. Dubow 02 Howard D. Elias

03 Arthur H. Harper 04 John Jeffry Louis

05 Marjorie Magner 06 Scott K. McCune

07 Duncan M. McFarland 08 Donna E. Shalala

09 Neal Shapiro 10 Karen Hastie Williams

	☐	VOTE FOR all nominees except those I have listed below		☐	VOTE WITHHELD from all nominees
(Instructions: To withhold authority to vote for any individual nominee, write the number(s) in the box provided to the right.)

2.	PROPOSAL TO RATIFY Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year.	☐	FOR		☐	AGAINST	☐	ABSTAIN

3.	PROPOSAL TO APPROVE the Company’s amended and restated 2001 Omnibus Incentive Compensation Plan.	☐	FOR		☐	AGAINST	☐	ABSTAIN

THE BOARD RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

4.	SHAREHOLDER PROPOSAL relating to the use of tax gross-ups as an element of compensation for senior executives.	☐	FOR		☐	AGAINST	☐	ABSTAIN

THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the Annual Meeting.

Address Change? Mark Box Indicate changes below.

Date

Signature(s) in Box
Please sign EXACTLY as name appears at the left. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full related title.